   As filed with the Securities and Exchange Commission on September 20, 2004
                                                           Registration No. 333-
                                                           =====================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                                   UWINK, INC.
                 (Name of small business issuer in its charter)

             UTAH                                              87-0412110
   (State or jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                            Identification No.)

                                      7372
                          (Primary Standard Industrial
                           Classification Code Number)

                              5443 BEETHOVEN STREET
                              LOS ANGELES, CA 90066
                                 (310) 827-6900
          (Address and telephone number of principal executive offices and principal place of business)
                     --------------------------------------
                                NOLAN K. BUSHNELL
                              5443 BEETHOVEN STREET
                              LOS ANGELES, CA 90066
                                 (310) 827-6900
            (Name, address and telephone number of agent for service)
                           ---------------------------
                                   COPIES TO:
                             DANIEL K. DONAHUE, ESQ.
                           PRESTON GATES & ELLIS, LLP
                           1900 MAIN STREET, SUITE 600
                                IRVINE, CA 92614
                                 (949) 253-0900
                           ---------------------------
                    APPROXIMATE DATE OF PROPOSED SALE TO THE
                    PUBLIC: AS SOON AS PRACTICABLE AFTER THIS
                    REGISTRATION STATEMENT BECOMES EFFECTIVE.
                          ----------------------------

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             -----------------------

                                         CALCULATION OF REGISTRATION FEE

------------------------- --------------------- ----------------------- -------------------- --------------------
 Title of each class of                            Proposed maximum       Proposed maximum
    securities to be          Amount to be          offering price       aggregate offering        Amount of
       registered              registered              per unit(1)             price          registration fee
------------------------- --------------------- ----------------------- -------------------- --------------------
      Common Stock              4,692,071               $1.75               $8,211,124.25          $1,041.40
------------------------- --------------------- ----------------------- -------------------- --------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the last sale of the Registrant's common stock on September 2004, as reported in the over-the-counter market.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

================================================================================

 THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY
   NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES
         IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION DATED SEPTEMBER 20, 2004
                                   PROSPECTUS



                                   UWINK, INC.


                                  Common Stock

This prospectus relates to the offer and sale of our common stock by the selling shareholders identified in this prospectus. The selling shareholders will determine when they will sell their shares, and in all cases will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling shareholders.

         Our common stock is currently traded on the OTC Bulletin Board under the symbol "UWNK." On September 16, 2004, the last reported sale price of the common stock on the OTC Bulletin Board was $2.40 per share. However, we consider our common stock to be "thinly traded" and any last reported sale prices may not be a true market-based valuation of the common stock.

         PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 3 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                   The date of this prospectus is ____________

                                TABLE OF CONTENTS


Summary.......................................................................2

Risk Factors..................................................................3

Cautionary Statement Concerning Forward-Looking Information...................7

Selling Shareholders..........................................................8

Plan of Distribution.........................................................11

Market for Common Equity and Related Shareholder Matters.....................12

Management's Discussion and Analysis or Plan of Operations...................13

Business.....................................................................17

Management...................................................................22

Principal Shareholders.......................................................25

Description of Securities....................................................26

Legal Matters................................................................27

Experts......................................................................27

Available Information........................................................27

Index to Financial Statements...............................................F-1



NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER DESCRIBED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF OR SINCE THE DATE OF ANY DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER OR SOLICITATION IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN EACH STATE.

                                     SUMMARY

         You should read this summary in conjunction with the more detailed information and financial statements appearing elsewhere in this prospectus.

                                   OUR COMPANY

         uWink, Inc. designs, develops and markets entertainment and gaming software. Much of our software is bundled on our proprietary credit card- and cash-operated game terminals and amusement vending machines. We derive revenue from the sale of our game terminals, amusement vending machines and prizes that the machines dispense. We generate recurring revenue from ongoing software upgrades, tournament network services and reorders of vending machine products. We realize additional revenue from the licensing of our software to lottery, gaming and electronics manufacturers. We sell our products throughout the world with the majority of our sales being generated in Asia. Our core product line includes: Snap, a network-capable countertop game terminal offering 60 proprietary short-form video games; and Bear Shop, a vending machine utilizing interactive and entertaining software to dispense customized plush teddy bear toys and accessories. We anticipate the use of the Bear Shop vending technology will be utilized for the sale of a range of other products. We have an experienced product development team with diverse skills, allowing us to develop new software programs on a common platform as well as perform the majority of our physical prototyping in-house.

         Our executive offices are located at 5443 Beethoven Street, Los Angeles, California 90066. Our telephone number is (310) 827-6900.

                                  THE OFFERING

         This offering relates to the offer and sale of our common stock by the selling shareholders identified in this prospectus. The selling shareholders will determine when they will sell their shares, and in all cases will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling shareholders.

                          SUMMARY FINANCIAL INFORMATION

         The following summary financial data for the years ended December 31, 2003 and 2002 are derived from our audited financial statements, and the summary financial data for the six months ended June 30, 2004 and 2003 are derived from our unaudited financial statements. This information is only a summary and does not provide all of the information contained in our financial statements and related notes. You should read the "Management's Discussion and Analysis or Plan of Operation" beginning on page 13 of this prospectus and our financial statements and related notes included elsewhere in this prospectus.

                                     YEAR ENDED DECEMBER 31,         SIX MONTHS ENDED JUNE 30,
                                 ---------------------------------------------------------------
                                      2003             2002           2004             2003
STATEMENT OF OPERATIONS DATA:                                      (UNAUDITED)      (UNAUDITED)
------------------------------------------------------------------------------------------------
Net revenue ................     $   242,076      $   315,367      $   625,238      $   233,549
Net income (loss) ..........      (1,609,453)      (3,599,810)      (2,301,731)         (47,181)

                                 JUNE 30, 2004
                                  (UNAUDITED)
BALANCE SHEET DATA:              -------------

Working capital.............     $  (171,215)

Total assets................       1,342,713

Total liabilities...........       1,336,893

Shareholders' equity........           5,820

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE INVESTING IN OUR COMMON STOCK. OUR BUSINESS AND RESULTS OF OPERATIONS COULD BE SERIOUSLY HARMED BY ANY OF THE FOLLOWING RISKS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

         WE HAVE A HISTORY OF LOSSES, EXPECT TO INCUR ADDITIONAL LOSSES AND MAY NEVER ACHIEVE PROFITABILITY. During our fiscal year ended December 31, 2003, we generated $242,076 of revenue and realized a net loss $1,609,453. During the six months ending June 30, 2004, we generated $625,238 in revenue and incurred a net loss of $2,301,731. We have yet to generate profits from operations and consequently we are unable to predict with any certainty whether our operations will become a commercially viable business. In order for us to become profitable, we will need to generate and sustain a significant amount of revenue while maintaining reasonable cost and expense levels.

         WE MAY REQUIRE ADDITIONAL CAPITAL IN ORDER TO MEET OUR PROJECTED DEMAND FOR OUR PRODUCTS AND, IF NECESSARY, TO FINANCE FUTURE LOSSES FROM OPERATIONS AS WE ENDEAVOR TO BUILD REVENUE, BUT WE DO NOT HAVE ANY COMMITMENTS TO OBTAIN SUCH CAPITAL AND WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO OBTAIN ADEQUATE CAPITAL AS AND WHEN REQUIRED. As of June 30, 2004, we had a working capital deficit of $(171,215). However, our working capital has increased since that date as a result of continuing sales of our equity securities in the amount of $824,387. During the six months ended June 30, 2004, we had a net loss of $(2,301,731) and negative cash flow from operations of $(2,303,345). We believe that we will need at least an additional $2,000,000 of working capital to fund our operations over the next 12 months to finance our projected demand for our Snap! and Bear Shop products and, if necessary, to finance future losses from operations as we endeavor to build revenue and reach a profitable level of operations. We plan to obtain the additional working capital through the private placement sale of our equity securities. However, at this time we have no commitment for the raising of such funds. Should we be unable to raise the required funds, our ability to finance our continued growth will be materially adversely affected.

         WE DO NOT HAVE A SIGNIFICANT OPERATING HISTORY AND, AS A RESULT, THERE IS A LIMITED AMOUNT OF INFORMATION ABOUT US ON WHICH TO MAKE AN INVESTMENT DECISION. We have been in the business of designing, developing and marketing entertainment and gaming software for installation on our proprietary credit card- and cash-operated game terminals and amusement vending machines for public locations since 1999. However, we have not derived a significant amount of revenue from these activities. Accordingly, there is little operating history upon which to judge our current operations.

         OUR INDEPENDENT AUDITORS' REPORT RAISES SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN. Our independent auditors have prepared their report on our 2003 financial statements assuming that we will continue as a going concern. Their report has an explanatory paragraph stating that our recurring losses from operations since inception, limited operating revenue and limited capital resources raise substantial doubt about our ability to continue as a going concern.

         IF OUR PRODUCTS ARE NOT ACCEPTED IN THE COMPETITIVE MARKET FOR ENTERTAINMENT SOFTWARE AND PRODUCTS, WE MAY BE UNABLE TO COMPETE. Our success as a entertainment software and products supplier is dependent upon numerous factors, including our ability to design, manufacture, market and service our software and products that achieve customer acceptance while maintaining product quality and acceptable margins. If our software or products fail to be accepted by the amusement product market and we are otherwise unable to develop software and other products that offer tangible advantages, we will be unable to generate the revenues necessary to compete effectively. Consequently, the results of our operations could suffer.

         THE MARKET FOR OUR STOCK IS LIMITED. Our common stock is traded on the OTC Bulletin Board under the symbol "UWNK.OB." As of September 16, 2004, the last reported sale price of our common stock on the OTC Bulletin Board was $2.40 per share. However, we consider our common stock to be "thinly traded" and any last reported sale prices may not be a true market-based valuation of the common stock. There can be no assurance that an active market for our common stock will develop. In addition, the stock market in general, and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies.

         WE EXPERIENCE INTENSE COMPETITION IN ALL OF OUR MARKETS AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY, WE MAY NOT BE ABLE TO ACHIEVE PROFITABILITY. The entertainment software and amusement products markets which we serve are highly competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. The principal competitors in the markets in which we serve are Merit Corporation and JVL. Competition in the markets for our products is based upon a number of factors including quality, technological development, performance, service and price. In order to maintain our competitive position, we must continually enhance and improve our products and anticipate rapid, major technological innovations and changes within the industry. Our ability to anticipate and successfully respond to continuing challenges is critical to our long-term growth and we cannot assure you that we will anticipate and successfully respond to changes in our industries.

         Some of our current and potential competitors, including Merit, have substantial competitive advantages. These advantages include broader product and service offerings, greater resources for competitive activities (such as research and development and strategic acquisitions and alliances). Some of our competitors expend greater resources on sales and marketing than we do. As a result, these current and potential competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. We believe that consumer interest and confidence in our products is based in large part on a customer's previous experience with our products, word of mouth and brand awareness. Our competitors, in contrast, may be able to use their greater resources to promote their products through heavy advertising.

         WHILE ONE OF OUR GOALS IS TO ACHIEVE SIGNIFICANT GROWTH, WE MAY HAVE DIFFICULTY MANAGING THE SIGNIFICANT GROWTH THAT WE MIGHT EXPERIENCE. Our plan is to pursue significant growth in the scope of our operations and the number of our employees. If significant growth occurs, it may place a considerable strain on our management team and on our operational and financial systems, procedures and controls and our liquidity needs to fund working capital and capital equipment needs. Our future success will depend in part on the ability of our management team to manage growth effectively. This could require our management to:

         o hire and train additional personnel in the United States and internationally;
         o implement and improve our operational and financial systems, procedures and controls;
         o maintain our cost structure at an appropriate level based on the revenues we generate; and
         o        manage multiple, concurrent development projects.

         If we are unable to manage our growth successfully, we may forfeit any benefits afforded by such growth.

         WE DEPEND ON OUR SUPPLIERS, SOME OF WHICH ARE THE SOLE SOURCE FOR SPECIFIC COMPONENTS, AND OUR PRODUCTION COULD BE SERIOUSLY HARMED IF THESE SUPPLIERS ARE NOT ABLE TO MEET OUR DEMAND AND ALTERNATIVE SOURCES ARE NOT AVAILABLE, OR IF THE COSTS OF COMPONENTS RISE. We depend on a limited number of third parties to manufacture and supply critical components for our products. Our inability to acquire suitable products in a cost-effective, timely manner or the loss of one or more key vendors or freight carriers could have a negative effect on our business. We rely on sole suppliers and manufacturers for a number of key components for these products and do not have long-term agreements with any of these suppliers or manufacturers. If these parties do not perform their obligations, or if they cease to manufacture and supply components critical for our products and services, we may be unable to find other suppliers on a timely basis. We cannot be sure that alternative sources for key components used in our products will be available when needed or, if available, that these components will be available on commercially reasonable terms.

         Certain component parts of our products are specifically designed for our use and thus are presently available only through single-source suppliers, most of which are located outside of the United States. Certain other component parts are available from a number of suppliers, but we still largely rely on single-source suppliers for these parts.

         If for any reason (such as a protracted strike, war, fire, explosion, or wind damage affecting production at the supplier's manufacturing plant, changes in import restrictions, or a supplier being unable to obtain certain raw materials necessary to produce component parts), certain critical component parts were to become unavailable or the shipment of such parts were to be substantially delayed, such unavailability or delay could materially and adversely affect our ability to produce our products on a timely basis unless and until an alternative source of supply or a replacement mold could be made available. This could adversely affect our results of operations. The use of alternate components may, in some cases, require us to redesign other components or our sub-assemblies and, as a result, we could experience manufacturing delays. The extent of the impact upon our sales and earnings would depend upon the products affected and the time of year of the interruption; however, any such disruption could be material to our operations.

         WE ARE HIGHLY DEPENDENT UPON THE SERVICES OF OUR FOUNDER, NOLAN K. BUSHNELL, AND OUR KEY MANAGEMENT PERSONNEL. Our success is greatly dependent upon the continued participation of our founder, President and Chief Executive Officer, Nolan K. Bushnell, who has acted as our Chief Executive Officer since 1999. In addition to providing general supervision and direction, he provides active direction, supervision and management of our research and development efforts. The terms of Mr. Bushnell's employment are not governed by an employment agreement. The loss of Mr. Bushnell's professional services could have a material adverse effect on our business and operating results.

         In addition to our dependence on Nolan K. Bushnell, we believe that our ability to successfully implement our business strategy and to operate profitably depends on the continued employment of some of our senior management team, including Lawrence C. Early, Chief Financial Officer. Our management structure is comprised of relatively few senior people which, while allowing us to benefit from efficient and timely decision-making processes, exposes us to potential staffing shortfalls should certain people leave the company. If these members of the management team become unable or unwilling to continue in their present positions, our business and operating results could be materially adversely affected. In addition, as we grow and expand our product line, we may not be able to attract or retain qualified non-managerial professionals, such as engineers.

         WE ARE SUBJECT TO ADDITIONAL RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS. We market and sell our products outside the United States. Many of our customers are located outside the United States. We intend to expand our international sales and operations. We face numerous risks in doing business outside the United States, including:

         o unusual or burdensome foreign laws or regulatory requirements or unexpected changes to those laws or requirements;

         o tariffs, trade protection measures, import or export licensing requirements, trade embargoes and other trade barriers;

         o        difficulties in staffing and managing foreign operations;

         o        dependence on foreign distributors and their sales channels;

         o longer accounts receivable collection cycles and difficulties in collecting accounts receivable;

         o        uncertain protection of intellectual property;

         o changes in foreign political or economic conditions, particularly in emerging markets; and

         o        potentially adverse tax consequences.

Such factors could cause our future international sales to decline. We are also required to obtain certification for sales in many of our international markets. There can be no assurance that we will be able to obtain certifications on a timely basis, if at all, in the future. Our business practices in international markets are also subject to the requirements of the Foreign Corrupt Practices Act. If any of our employees is found to have violated these requirements, we could be subject to significant fines and other penalties.

         WE MAY BE SUBJECT TO RISKS ASSOCIATED WITH OUR PRODUCTS, INCLUDING PRODUCT LIABILITY, PRODUCT RECALL AND WARRANTY CLAIMS. Our current and future products may contain defects which could subject us to product liability claims, product recalls and warranty claims. If our products malfunction or contain errors or defects, accidents could occur resulting in property damage. Although we maintain insurance against risks involving our products, there can be no assurance that such insurance would be sufficient to cover the cost of damages to others or that such insurance would continue to be available at commercially reasonable rates. If we are unable to maintain sufficient insurance to cover product liability costs, our business could be harmed.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

         This prospectus and the documents to which we refer you and incorporate into this prospectus by reference contain forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as "may," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential" or "continue" or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including those described in this prospectus under the heading "Risk Factors" beginning on page 3. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this prospectus, the documents to which we refer you and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                              SELLING SHAREHOLDERS

         This prospectus relates to the offer and sale of our common stock by the selling shareholders identified below. Most of the common shares included in the table below were issued in connection with two private placements conducted by us within the last year. Between October, 2003 and February, 2004, we issued 2,333,409 shares of our common stock, at a purchase price of $2.00 per share, pursuant to a private placement conducted in accordance with Rule 506 under the Securities Act of 1933, as amended ("Securities Act"). The sales were made to accredited investors only as that term is defined in Rule 501 under the Securities Act. Between June and August, 2004, we issued 849,290 "units", at a purchase price of $1.75 per unit, pursuant to a private placement conducted in accordance with Regulation S under the Securities Act. Each unit consisted of one share of common stock and one common stock purchase warrant entitling its holder to purchase one common share at an exercise price of $3.50 per share. In connection with these private placements, we agreed to register the common shares for resale, including the common shares issuable upon exercise of the unit warrants. Falcon Capital, of Amsterdam, The Netherlands, acted a placement agent for both placements.

         The selling shareholders will determine when they will sell their shares, and in all cases will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the common shares by the selling shareholders.

         One of the selling shareholders, Fox and Hound Investments, is affiliated with Falcon Capital, the placement agent in the private placements offering referred to above. One of the selling shareholders, Mr. Kevin McLeod serves on our board of directors.

         The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus by each selling shareholder. In reviewing the table, please keep in mind that the amounts in the column relating to shares beneficially owned before the offering include common shares issuable upon exercise of all unit warrants held by the selling shareholders and that the amounts in the column relating to shares beneficially owned after the offering assume that all offered shares are sold.

         As of the date of this prospectus, there were 11,098,415 shares of our common stock outstanding.

                                          SHARES BENEFICIALLY
                                            OWNED BEFORE THE
                                                OFFERING            SHARES      SHARES BENEFICIALLY
                                        -------------------------   BEING     OWNED AFTER THE OFFERING
NAME                                      NUMBER     PERCENTAGE    OFFERED     NUMBER     PERCENTAGE
--------------------------------------- ---------- -------------- ---------- ----------- -------------
Advaney, Adu                               62,500        *           62,500      0                 0%
Ammoscato, Maurizio                         9,988        *            9,988      0                 0%
Brady, Stephen                             12,506        *           12,506      0                 0%
Bratton, Neil and Cynthia                  42,390        *           42,390      0                 0%
Brown, Michael C. Trust Dated
  June 30, 2000                           250,001       2.3%        250,001      0                 0%
Buckman, John Timothy                      41,933        *           41,933      0                 0%
Bundock, Ian                               49,465        *           49,465      0                 0%
Burghouwt, Leo                              5,001        *            5,001      0                 0%
Canwell, Stuart                           115,572       1.0%        115,572      0                 0%
Caprioli, Alessio                           7,008        *            7,008      0                 0%
Carlin, Michael                            29,991        *           29,991      0                 0%
Castaldo, Marco                             9,976        *            9,976      0                 0%
Caversham Trustees Limited A/C CA0204     199,990       1.8%        199,990      0                 0%
Chamier, Michael                           16,407        *           16,407      0                 0%
Clark, Roger                               42,198        *           42,198      0                 0%
Clarke, Lynn                                2,000        *            2,000      0                 0%
Clarke, Martin                              2,001        *            2,001      0                 0%
Clews, David                               82,724        *           82,724      0                 0%
Cohen, Steve                               49,988        *           49,988      0                 0%
Richmond Restaurants                       62,832        *           62,832      0                 0%
DeHaan, Ronald                             11,388        *           11,388      0                 0%
Elite Global International, Ltd.           49,987        *           49,987      0                 0%
Evans, Martin                              84,276        *           84,276      0                 0%

                                                  8

                                          SHARES BENEFICIALLY
                                            OWNED BEFORE THE
                                                OFFERING            SHARES      SHARES BENEFICIALLY
                                        -------------------------   BEING     OWNED AFTER THE OFFERING
NAME                                      NUMBER     PERCENTAGE    OFFERED     NUMBER     PERCENTAGE
--------------------------------------- ---------- -------------- ---------- ----------- -------------
Fellow, Ebenezer and Kathleen               4,991        *            4,991      0                 0%
Fletcher, Anthony                           1,991        *            1,991      0                 0%
Foxdale Consulting Limited                 24,987        *           24,987      0                 0%
Frank, John                                10,286        *           10,286      0                 0%
Gamble, Colin James                        57,144        *           57,144      0                 0%
Gelinas, Paul                               6,000        *            6,000      0                 0%
George, Thomas                             10,014        *           10,014      0                 0%
Giampaolo, Bini                            11,572        *           11,572      0                 0%
Gibbs, Anthony                             41,079        *           41,079      0                 0%
Giordano, Giancarlo                        12,501        *           12,501      0                 0%
Gough, Diana                               49,981        *           49,981      0                 0%
Green, Andrea                              11,400        *           11,400      0                 0%
Griffin, Sean                              10,064        *           10,064      0                 0%
Gundersen, Magnus                          82,111        *           82,111      0                 0%
Hall, Michael Frank                        57,124        *           57,124      0                 0%
Herbert, Adrian                            40,001        *           40,001      0                 0%
Herbert, John                             117,489       1.1%        117,489      0                 0%
Holland, Phil                              19,988        *           19,988      0                 0%
Hollis, Alan                                5,001        *            5,001      0                 0%
Jaffa, Kenneth Howard                      49,981        *           49,981      0                 0%
JMB Frank - BW Sipp Trustees Ltd.           4,241        *            4,241      0                 0%
Kent, Roger Aspey                          19,034        *           19,034      0                 0%
La Valle, Fabio                             4,994        *            4,994      0                 0%
La Valle, Paolo                             4,994        *            4,994      0                 0%
Lanyon, Malcolm John                       59,286        *           59,286      0                 0%
Lofthouse, Simon                          156,000       1.4%        156,000      0                 0%
Lundie, Prudence                           69,255        *           69,255      0                 0%
Mattioli, Luca                             26,171        *           26,171      0                 0%
McLeod, Kevin                             299,933       2.7%        299,933      0                 0%
McVeigh, Mark                              80,001        *           80,001      0                 0%
Mears, David John                          19,976        *           19,976      0                 0%
Miller, Matthew                            57,144        *           57,144      0                 0%
Mulhall, Anthony                           29,650        *           29,650      0                 0%
Narraina, Laurens                          69,645        *           69,645      0                 0%
Nerine Trust Co. Ltd. as Trustees
  for the Anchor Trust                    132,501       1.2%        132,501      0                 0%
Ozdinc, Ali                                 7,491        *            7,491      0                 0%
Pannone, Alfonso                           10,064        *           10,064      0                 0%
Papaleo, Salvatore                          4,991        *            4,991      0                 0%
Passaro, Salvatore                          7,489        *            7,489      0                 0%
Pearl Shores Limited                       24,991        *           24,991      0                 0%
Pelttari, Hannu                             7,488        *            7,488      0                 0%
Pignata, Guiseppe                          14,984        *           14,984      0                 0%
Pignata, Nicola                            15,001        *           15,001      0                 0%
Plaister, Malcolm                          62,500        *           62,500      0                 0%
Ram, Ato II Ltd.                           10,064        *           10,064      0                 0%

                                                  9

                                          SHARES BENEFICIALLY
                                            OWNED BEFORE THE
                                                OFFERING            SHARES      SHARES BENEFICIALLY
                                        -------------------------   BEING     OWNED AFTER THE OFFERING
NAME                                      NUMBER     PERCENTAGE    OFFERED     NUMBER     PERCENTAGE
--------------------------------------- ---------- -------------- ---------- ----------- -------------
Brett, Nicholas                             4,501        *            4,501      0                 0%
Richards, Charles                          53,178        *           53,178      0                 0%
Richardson, Colin                          16,088        *           16,088      0                 0%
Risley, Jonathan                           12,488        *           12,488      0                 0%
Roberts, Andrew                            17,286        *           17,286      0                 0%
Robottom, Richard Ian                      12,491        *           12,491      0                 0%
Rodriguez-Navarro, Juan                    10,001        *           10,001      0                 0%
Salvi, Michael                              6,000        *            6,000      0                 0%
Schreiber, Richard John                    12,501        *           12,501      0                 0%
Sciaretta, Fabio Valerio                    7,486        *            7,486      0                 0%
Shalson, David                             12,492        *           12,492      0                 0%
Shaw, Michael                              10,000        *           10,000      0                 0%
Stanton, William                           10,000        *           10,000      0                 0%
Steel, Mavis                               49,990        *           49,990      0                 0%
Stephens, Timothy Richard                  22,800        *           22,800      0                 0%
Streatfield, David Alan                    29,987        *           29,987      0                 0%
Suppa, Francesco                           25,001        *           25,001      0                 0%
Tetlow, Robert                             12,501        *           12,501      0                 0%
Tetlow, Sarah Julia                         5,716        *            5,716      0                 0%
Teunissen, Hermanus                         5,001        *            5,001      0                 0%
Teunissen, Tom                             10,693        *           10,693      0                 0%
Teunissen-Phipps, Ann Raybold              70,094        *           70,094      0                 0%
The Heights Investment Co. Ltd             20,001        *           20,001      0                 0%
Todd, Tracy                                 7,491        *            7,491      0                 0%
Troja, Maria Rosaria                        7,482        *            7,482      0                 0%
Turner, Paul Leslie                        70,000        *           70,000      0                 0%
Van den Broeck, Ils                         3,390        *            3,390      0                 0%
Van den Broeck, Jean Pierre               107,145       1.0%        107,145      0                 0%
Vanzetti, Remo and Taito, Teresa Maria     12,482        *           12,482      0                 0%
Vaughton, Alan Lee                         39,984        *           39,984      0                 0%
Vleminickx, Ivo                             4,151        *            4,151      0                 0%
Voegeli, Fridolin                         114,260       1.0%        114,260      0                 0%
Whalley, Timothy Michael                   23,966        *           23,966      0                 0%
Wild, Sarah M.                             86,773        *           86,773      0                 0%
Wilson, Giles and Pollyanna -
  c/o Greenwood Nominees Ltd.              25,000        *           25,000      0                 0%
Woodward, Alexander Robert Doig             4,488        *            4,488      0                 0%
Wright, Stephan                             2,493        *            2,493      0                 0%
Zannone, Luca                              24,965        *           24,965      0                 0%
Fox and Three Hounds Partners Ltd.
  International                            43,850        *           43,850      0                 0%
BNM Capital Ventures                       75,000        *           75,000      0                 0%
C.C.R.I. Corporation                       30,000        *           30,000      0                 0%
Keating Securities, LLC                   264,240       2.4%        264,240      0                 0%
Keating Reverse Merger Fund, LLC          221,900       2.0%        221,900      0                 0%
Elkron International Holding S.A.         261,894       2.3%        261,894      0                 0%

* Less than 1%

                                                  10

                              PLAN OF DISTRIBUTION

         We are registering the common shares covered by this prospectus for the selling shareholders. As used in this prospectus, "selling shareholders" includes the pledgees, donees, transferees or others who may later hold the selling shareholders' interests. We will pay the costs and fees of registering the common shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common shares.

         The selling shareholders may sell the common shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling shareholders may sell some or all of their common shares through:

         o a block trade in which a broker-dealer or other person may resell a portion of the block, as principal or agent, in order to facilitate the transaction;

         o purchases by a broker-dealer or other person, as principal, and resale by the broker-dealer for its account; or

         o ordinary brokerage transactions and transactions in which a broker solicits purchasers.

         When selling the common shares, the selling shareholders may enter into hedging transactions. For example, the selling shareholders may:

         o enter into transactions involving short sales of the common shares by broker-dealers;

         o sell common shares short themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;

         o enter into option or other types of transactions that require the selling shareholder to deliver common shares to a broker-dealer or other person, who will then resell or transfer the common shares under this prospectus; or

         o loan or pledge the common shares to a broker-dealer or other person, who may sell the loaned shares or, in the event of default, sell the pledged shares.

         The selling shareholders may negotiate and pay broker-dealers or other persons commissions, discounts or concessions for their services. Broker-dealers or other persons engaged by the selling shareholders may allow other broker-dealers or other persons to participate in resales. However, the selling shareholders and any broker-dealers or such other persons involved in the sale or resale of the common shares may qualify as "underwriters" within the meaning of the Section 2(a)(11) of the Securities Act of 1933 (the "1933 Act"). In addition, the broker-dealers' or their affiliates' commissions, discounts or concession may qualify as underwriters' compensation under the 1933 Act. If the selling shareholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the 1933 Act.

         In addition to selling their common shares under this prospectus, the selling shareholders may:

         o agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common shares, including liabilities arising under the 1933 Act;

         o transfer their common shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

         o sell their common shares under Rule 144 of the 1933 Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

         Our common stock is listed on the OTC Bulletin Board under the symbol "UWNK." The following table sets forth the high and low closing prices of our common stock for each calendar quarter of 2002, 2003 and the first two quarters of 2004. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The table also gives effect to a 1 for 200 reverse split which became effective as of November 13, 2003. We consider our common stock to be thinly traded and, accordingly, reported sale prices may not be a true market-based valuation of our common stock.

         Quarter Ended                                    High               Low
         -------------

         March 31, 2002                                  $0.02             $0.01
         June 30, 2002                                   $0.02             $0.01
         September 30, 2002                              $0.02             $0.01
         December 31, 2002                               $0.02             $0.01

         March 31, 2003                                  $0.01             $0.01
         June 30, 2003                                   $0.02             $0.01
         September 30, 2003                              $0.05             $0.02
         December 31, 2003                               $8.00             $0.03

         March 31, 2004                                  $6.00             $1.50
         June 30, 2004                                   $4.99             $1.80
         August 31, 2004                                 $2.55             $2.35
         Sept. 1 thru Sept. 16, 2004                     $2.65             $2.40

         As of September 16, 2004, there were approximately 606 record holders of our common stock.

         We have not paid any cash dividends since our inception and do not contemplate paying dividends in the foreseeable future. It is anticipated that earnings, if any, will be retained for the operation of our business.

         SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS.

         The following provides information concerning compensation plans under which our equity securities are authorized for issuance.

                                                    (a)                    (b)                        (c)

                                            Number of securities    Weighted-average     Number of securities remaining
                                             to be issued upon      exercise price of    available for future issuances
                                                exercise of            outstanding       under equity compensation plans
                                            outstanding options,    options, warrants    (excluding securities reflected
      Plan Category                          warrants and rights        and rights                in column (a))
      ----------------------------------    --------------------    -----------------    -------------------------------
      Equity compensation plans approved            -0-                    -0-                         -0-
      by security holders

      Equity compensation plans not              1,487,413                $1.87                      326,000
      approved by security holders (1)

            Total                                1,487,413                $1.87                      326,000

      (1)   On February 24, 2004, our board of directors approved a 2004 Stock Incentive Plan for our company whereby the board of directors is authorized to grant up to 1,200,000 shares of our common stock to our directors, officers, employees and agents in the form of restricted stock grants or stock options. Our board of directors intends to seek shareholder approval for the 2004 Stock Incentive Plan at its next annual shareholders meeting. In addition, in connection with our acquisition of uWink California on December 4,
            2003, we agreed to assume certain options previously issued by uWink California to its employees as part of our acquisition of uWink California. 584,917 shares reported in the table above reflect this assumption.


                                                           12

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

GENERAL

         The following discussion and analysis should be read in conjunction with our consolidated financial statements and related footnotes for the year ended December 31, 2003 and the six months ended June 30, 2004 included with this registration statement. The discussion of results, causes and trends should not be construed to imply any conclusion that such results or trends will necessarily continue in the future.

OVERVIEW

         We design, develop and market entertainment software for touch screen video game terminals, amusement vending machines, and lottery and gaming kiosks. For our video game terminals and amusement vending machines, we develop the software and hardware prototypes internally, and we rely on contract manufacturers overseas to build the units delivered to our customers. We derive our revenue from the sale of our game terminals, licensing fees on software sales, and a variety of network services.

         We were incorporated under the laws of the State of Utah on October 14, 1982. Prior to the reverse acquisition described below, our corporate name was Prologue. We had not generated significant revenues and were considered a development stage company as defined in Statement of Financial Accounting Standards No. 7. We were seeking business opportunities or potential business acquisitions. Pursuant to a Securities Purchase Agreement and Plan of Reorganization dated November 21, 2003 among Prologue, uWink, California Inc., a Delaware corporation ("uWink California") and its shareholders, Prologue acquired 99.5% of the issued and outstanding shares of uWink California's capital stock. We expect to acquire the remaining uWink California shares outstanding in subsequent closings. Prologue issued one (1) share of its common stock for every 3.15611 shares of uWink California capital stock. Since the shareholders of uWink California acquired approximately 84% of the issued and outstanding shares of Prologue and the uWink California management team and board of directors became the management team and board of directors of Prologue, according to FASB Statement No. 141 - "Business Combinations," this acquisition has been treated as a recapitalization for accounting purposes, in a manner similar to reverse acquisition accounting. In accounting for this transaction:

         o uWink California is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, its net assets are included in the balance sheet at their historical book values and the results of operations of uWink California have been presented for the comparative prior period;

         o Control of the net assets and business of Prologue was acquired effective December 4, 2003. This transaction has been accounted for as a purchase of the assets and liabilities of Prologue by uWink California. The historical cost of the net liabilities assumed was $750.

         As a result of the transaction described above we changed our name from Prologue to uWink, Inc.

         We have financed our operations during the last year primarily through the private placement sale of our equity securities. Between October, 2003 and February, 2004, we raised $4,666,818 of gross proceeds through the private placement of 2,333,409 shares of our common stock, at a purchase price of $2.00 per share. The private placement was conducted in accordance with Rule 506 under the Securities Act. The sales were made to accredited investors only as that term is defined in Rule 501 under the Securities Act. Between June and August, 2004, we raised an additional $1,486,256 of gross proceeds through the private placement of 849,290 "units", at a purchase price of $1.75 per unit. This private placement was conducted in accordance with Regulation S urder the Securities Act. Each unit consisted of one share of common stock and one common stock purchase warrant entitling its holder to purchase one common share at an exercise price of $3.50 per share. The unit warrant is exercisable for five years from the date of purchase and is callable by us at a call price of $.01 per warrant if the average closing price of our common stock exceeds $7.00 per share during any period of 60 consecutive trading days.

BASIS OF PRESENTATION

         The accompanying consolidated financial statements, included elsewhere in this registration statement, have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation as a going concern. We have incurred a net loss of $(2,301,731) for the six months ended June 30, 2004 and as of June 30, 2004, we had an accumulated deficit of $(19,073,042). These conditions raise substantial doubt as to our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

RESULTS OF OPERATIONS

Six Months Ended June 30, 2004 Compared With Six Months Ended June 30, 2003.

         Net sales for the six months ended June 30, 2004 increased by $391,689 (168%) from $223,549 for the six months ended June 30, 2003 to $625,238 for the six months ended June 30, 2004. We derive our revenue from the sale of our game terminals, amusement vending machines, licensing fees and network services. During the six months ended June 30, 2003, we were principally engaged in the process of securing new funding for the ongoing development of the Company's products. There were few employees or product sales. Revenue recognized in 2003 was attributable to the licensing of game technology. In January 2004, we commenced sales of the Snap! unit and sold $315,000 of this product. Based on the initial response from the marketplace, we suspended sales to reconfigure the products. We reintroduced the Snap! product into the marketplace in June 2004 and recorded $200,000 in orders for the month then ended. Additionally, in June 2004, we completed the test marketing of the Bear Shop unit and launched it for sale nationally at the end of the month. As of the date of this filing, we have an order backlog approaching $2.0 million.

         Cost of sales for the six months ended June 30, 2004 increased by $776,760 (12,589%) from $(6,170) for the six months ended June 30, 2003 to
$770,590 for the six months ended June 30, 2004. Cost of Sales activity during 2003 resulted in a negative based on credits received for the return of materials purchased previously. In 2004, approximately $275,000 of the increase in cost of sales is attributable to the cost associated with the seeding of the marketplace by issuing Snap! and Bear Shop units for evaluation by distributors with the anticipation of the eventual conversion into sales. Additionally, $358,000 of the increase was attributable to the increase in sales of the Snap! product. As hardware products with embedded software, Snap! and Bear Shop are constructed with a variety of hardware components, each of which incurs a cost on a per-unit basis. As a result, as we increase the number of units sold, we correspondingly increase our cost of sales.

         Selling, general and administrative expenses for the six months ended June 30, 2004 increased by $1,774,786 (809%) from $219,485 for the six months ended June 30, 2003 to $1,994,271 for the six months ended June 30, 2004. As stated above, during the six months ended June 30, 2003, there were few employees or product sales, we were principally engaged in the process of securing new funding for the ongoing development of the Company's products. During the six months ended June 30, 2004: approximately $1,000,000 of the increase is attributable to the cost associated with the hiring of approximately 36 additional personnel; $250,000 of the increase is attributable to marketing, advertising and trade show expenses; and $450,000 of the increase is attributable to audit, legal, consulting and other expenses resulting from public reporting requirements. We anticipate that as sales increase we will continue to hire additional personnel in sales, marketing and engineering to support the organization.

         Research and development expense for the six months ended June 30, 2004 increased by $247,778 (315%) from $69,053 for the six months ended June 30, 2003 to $316,831 for the six months ended June 30, 2004. As stated above, during the six months ended June 30, 2003 there were no employees nor product sales, we were principally engaged in the process of securing new funding for the ongoing development of the Company's products. The increase was due to the development of both new hardware and software products. A substantial portion of this expense was associated with the development of our Bear Shop prototype, which we began showcasing and test marketing in various Southern California locations during the first quarter of 2004.

         Gain on the settlement of debt for the six months ended June 30, 2004 increased by $336,892 (8,299%) from $4,059 for the six months ended June 30, 2003 to $340,951 for the six months ended June 30, 2004. In 2004, we were able to settle certain obligation with old vendors for amounts less than we were originally charged for the product or services.

         Amortization of debt discounts for the six months ended June 30, 2004 increased by $138,719 (100%) from $0 for the six months ended June 30, 2003 to $138,719 for the six months ended June 30, 2004. In the second quarter of 2003 we issued a convertible note payable in the amount of $125,000 that included detachable warrants to purchase shares of our common stock and also a conversion feature. On May 19, 2004, the holder of the note elected to convert and exercise on two promissory notes that included detachable warrants. Due to the early exercise of the warrants, we recorded $139,000 in unamortized beneficial conversion feature discount expense.

         Interest expense for the six months ended June 30, 2004 increased by $45,277 (1,853%) from $2,707 for the six months ended June 30, 2003 to $47,984 for the six months ended June 30, 2004. The increase in interest expense reflects the Company's increased use of borrowings to funds its expansion.

YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

         Net sales for the year ended December 31, 2003 decreased by $73,291 (23.2%) from $315,367 for the year ended December 31, 2002 to $242,076 for the year ended December 31, 2003. We derive our revenue from the sale of our game terminals, licensing fees and network services. The decrease in revenue was due to a substantial reduction in sales and marketing efforts in 2003 resulting from limited working capital during that period.

         Cost of sales for the year ended December 31, 2003 decreased by $188,958 (73.4%) from $257,362 for the year ended December 31, 2002 to $68,404 for the year ended December 31, 2003. The decrease in cost of sales is due to the decrease in sales and a reduction in marketing expenditures resulting from limited capital reserves during that period.

         Our gross profit percentage was 18.4% for the year ended December 31, 2002 compared to 71.7% for the year ended December 31, 2003. The significant increase in the gross profit percentage was due to a significant proportional increase in licensing revenue, which was characterized by far lesser cost of goods sold.

         Selling, general and administrative expenses for the year ended December 31, 2003 decreased by $912,466 (38.8%) from $2,350,647 for the year ended December 31, 2002 to $1,438,181 for the year ended December 31, 2003. The decrease was due to a significant reduction in personnel and sales and marketing efforts in 2003 resulting from limited working capital during that period.

         Research and development expense for the year ended December 31, 2003 decreased by $240,818 (46.0%) from $523,051 for the year ended December 31, 2002 to $282,233 for the year ended December 31, 2003. The decrease was due to a significant reduction in research and development efforts in 2003 resulting from limited working capital during that period.

         Gain on the settlement of debt for the year ended December 31, 2003 increased by $141,253 (100.0%) from $nil for the year ended December 31, 2002 to $141,253 for the year ended December 31, 2003. In 2003, we were able to settle certain obligation with old vendors for amount less than we were originally charged for the product or services.

         Amortization of debt discounts for the year ended December 31, 2003 decreased by $444,294 (84.9%) from $523,186 for the year ended December 31, 2002 to $78,892 for the year ended December 31, 2003. In 2002 we issued $550,000 of bridge loans that included detachable warrants to purchase shares of our common stock and also a conversion feature. The debt discounts of $523,186 were amortized to expense over the six month term of the bridge loans. In 2003 we issued a convertible note payable in the amount of $125,000 that included detachable warrants to purchase shares of our common stock and also a conversion feature. The debt discounts of $124,998 are being amortized to expense over the twelve month term of the note.

         Interest expense for the year ended December 31, 2003 decreased by $136,786 (52.2%) from $262,144 for the year ended December 31, 2002 to $125,358 for the year ended December 31, 2003. The decrease is due to the conversion of bridge loans and related party debt to equity during 2003.

LIQUIDITY AND CASH RESOURCES

         As of June 30, 2004 our cash position was $209,060 and we had a working capital deficit of $171,215. Subsequent to the six months ended June 30, 2004, we improved our cash position through the sale of 471,032 units of our securities for gross proceeds of $824,307.

         We will need additional working capital to fund our expanding operations over the next 12 months. We believe that we will need at least an additional $2 million of working capital to fund the projected demand for our Snap! and Bear Shop products and, if necessary, to finance future losses from operations as we endeavor to build revenue and reach a profitable level of operations. We plan to obtain the additional working capital through the private placement sale of our equity securities. As of the date of this report, there are no commitments for the sale of the Company's securities nor can there be any assurance that such funds will be available on commercially reasonable terms. Should we be unable to raise the required additional funds, our ability to finance our continued growth will be materially adversely affected.

CASH POSITION AND USES OF CASH

         Our cash and cash equivalents position as of June 30, 2004 was $209,060.

         During the six months ended June 30, 2004, we used $2,303,345 in cash in our operating activities, as compared to $542,165 for the six months ended June 30, 2003. The significant increase in the use of cash by the Company's operating activities is primarily attributable to the increased level of operations and development activity undertaken. Additionally, we increased inventory by approximately $250,000; increased accounts receivable by approximately $250,000; and supplied over $200,000 in deposits to fund ongoing production of our products.

         During the six months ended June 30, 2004, we used $77,186 in cash in investing activities, as compared to $986 for the six months ended June 30, 2003. The increase is the result of new computer equipment purchases to both replace aging equipment and to support the increase in the Company's headcount. The Company will continue to make capital purchases to support its ongoing operations.

         During the six months ended June 30, 2004, our financing activities provided cash in the amount of $1,433,421 as compared to $565,000 for the six months ended June 30, 2003. The significant increase is due to the sale of our common stock in private placement offerings in the first two quarters of 2004.

OFF-BALANCE SHEET ARRANGEMENTS

         We do not have any off-balance sheet financing arrangements or liabilities.

                                    BUSINESS

         Unless otherwise indicated, all references to our company include our subsidiary, uWink California, Inc., a Delaware corporation.

GENERAL

         We design, develop and market entertainment software for touch screen video game terminals, amusement vending machines, and lottery and gaming kiosks. For our video game terminals and amusement vending machines, we also design and develop the working physical prototypes for these products in preparation for contract manufacturing. We derive our revenue from the sale of our game terminals, products and prizes the terminals dispense, licensing fees on software sales, and a variety of network services. We focus our product development efforts on entertainment and gaming markets that are highly responsive to innovation. Our hardware systems rely on off-the-shelf and mass-produced electronic and mechanical components, which for some products are outsource-manufactured in China. We have an experienced product development team with diverse skills, which allows us to efficiently develop new software programs on a common platform as well as perform the majority of our physical prototyping in-house.

         Our current flagship product, Snap! is an Internet-enabled, network-capable, coin-operated touch-screen entertainment terminal that delivers over 50 proprietary and customizable short-form video games. Approximately two feet high by two feet wide, Snap! is a state-of-the-art counter top kiosk with 360 degree rotation, a high-resolution liquid crystal display screen, and is able to identify and process coins, bills, and credit cards. Typical locations for Snap! include traditional amusement venues such as bars and arcades, as well as non-traditional public spaces, such as airport lounges, chain restaurants, coffee houses, and hotels. The Snap! video games are all short-form (less than five minutes in duration) games of skill, which include trivia, sports contests, and hand-eye challenges. Unlike traditional coin-operated games, Snap! is also Internet-enabled, which allows us to offer high value network services to our customers, such as the ability to conduct large-scale prized tournaments, automatic downloads of new games and updates to existing games, and continuous tracking and analysis of each terminal's performance. These features increase the popularity, economics, and income potential of our kiosks, as well as the number of possible venues into which we can sell. Snap! is our next generation product originating from the Eyecon(TM), of which we sold approximately 1,500 units domestically in the period 2000-2001. Snap! is now being marketed domestically and in several international markets. We are selling Snap! through direct marketing initiatives into vertical markets and through established coin operated industry channels. We have tiered pricing schedules for our different sales channels and markets.

         Our most recently completed product, "uWink's Bear Shop", is a vending machine that allows purchasers to design their own "toy bear" characters with unique colors, clothing, and accessories. Bear Shop offers a unique packaging solution that allows the user to see the stuffed animal grow right before his or her own eyes with the selected clothes and accessories delivered at the same time. Bear Shop is an approximate seven-foot by three-foot cabinet-style machine with an embedded high-resolution liquid crystal display touch-screen that interfaces with the end user for functional commands. Typical locations for Bear Shop include traditional amusement venues, such as arcades and amusement parks, as well as shopping centers and supermarkets. Totally unique in the market place as an interactive product vending machine, we introduced the Bear Shop into the marketplace in July 2004 and have shipped more than $250,000 of the units and associated plush products. As of the date of this registration statement we have an order backlog exceeding $2 million. We sell the Bear Shop through established coin operated industry channels as well as license the product to manufacturing and marketing partners in certain territories.

         Our gaming and lottery products are primarily developed for the markets served by our strategic partner, Scientific Games Corporation (NASDAQ: SGMS). Scientific Games Corporation has assisted us in the development of our intellectual property in this arena, by contributing $750,000 in equity capital. Scientific Games Corporation has a right of first negotiation and right of last refusal with respect to the purchase of an exclusive, world-wide license on any new product we create for the lottery and gaming markets, which means products that operate on chance, and not skill, including pari-mutuel wagering.

         Our video games are transferable to other hardware applications. While we have not yet generated revenues from such additional applications, we have completed and licensed three games to Mobilescope for marketing into the cellular telephone market and are currently in the testing phase with such products. Additionally, we have completed and are currently testing 40 machines which replace telephone boxes in airports throughout the United States in conjunction with a UK-based international currency exchange operator.

         Our primary markets involve end users who play games and make impulse purchases of novelty items in public amusement places, as well as those who gamble in regulated facilities. Both Snap! and Bear Shop products serve the entertainment amusement market. The market for our gaming and lottery products is even larger than the amusement market.

         Some of these industry segments are highly competitive, with new technology and products being constantly introduced. Those industry segments with large barriers to entry and long licensing and regulatory approvals, such as lottery and gaming, require us to license technology as an original equipment manufacturer ("OEM"), rather than supplying the product directly to distributors or to end users.

         Our business plan leverages management's collective experience in industry segments such as interactive gaming, software development, toy and novelty items, and hardware design. We use our in-house capabilities to rapidly move our products from the development to testing phases. At the time in which our products test successfully, we source the appropriate manufacturing relationships and use our industry contacts to develop our marketing channels, either directly or through distributors. Currently, we are in a manufacturing relationship with a Chinese manufacturer for our Snap! product. We work with two U.S. manufacturers for our Bear Shop product to supply domestic demand and are planning an additional production line in China to supply our international demand and supplement domestic demand.

OUR STRATEGY

         Our business strategy incorporates several key aspects that position us with a competitive advantage in the marketplace: a uniform software development platform that allows us to develop and integrate new products efficiently, inexpensively and seamlessly; contract manufacturing relationships that enable us to produce our products at a lower cost than our competition; and, most importantly, a recurring revenue model for our Snap! and Bear Shop products.

         Over several years of operation, we have invested substantial time and capital into the construction of a uniform development platform. We have used this platform to develop over 50 short-form video games and several interactive kiosks. We now own extensive software and hardware components that can be used in multiple products, thereby reducing the cost of development, the time to market, and the integration of existing software into additional hardware applications. Our product development team has a broad array of skill sets that enables us to innovate new products relatively inexpensively. We have many projects that have been identified that can be brought to market for under $200,000 in direct engineering and tooling. By keeping our development costs at this level, we are in a position to attempt multiple unproven concepts in search of a product hit.

         We are able to produce our products at a lower cost than our competition as a result of our access to low-cost manufacturing. We use contract manufacturers to provide maximum flexibility in capacity and cost containment. We believe our management's experience in foreign product sourcing is a strategic advantage in our markets. The manufacturing of our Snap! product in China, for example, reduces labor, sourcing, and tooling costs.

         We have developed two of our leading products, Snap! and Bear Shop, with recurring revenue models. For our Snap! product, we offer maintenance packages and network services at additional cost to ensure that machine earnings are kept at peak levels. These include software upgrades, new game delivery, large-scale tournament play, and monitoring of terminal use and performance. Similarly, for our Bear Shop product, our customers will rely upon us to update both their software and inventory components, as we expect a continually changing selection of merchandise to maximize the earning potential of the machine. We will generate incremental revenue on software upgrades and the replacement of inventory.

         Our management team has extensive experience in global sales and has access to multiple international sales channels. We believe our products have proven worldwide appeal and that the cost of accessing these markets is modest relative to the potential for additional sales. In addition, as a result of differing business cycles, we are able to balance our risks more effectively by selling to the international marketplace.

OUR PRODUCTS AND SERVICES

         We have developed products for several markets, which possess either proven or potential market appeal: Snap!; Bear Shop; and our lottery and gaming products.

         Snap! is an Internet-enabled, network-capable, coin-operated touch-screen entertainment terminal that delivers over 50 proprietary and customizable short-form video games. Approximately two feet high by two feet wide, Snap! is a state-of-the-art counter top kiosk with 360 degree rotation, a high-resolution liquid crystal display screen, and a currency reader able to identify and process coins, bills, and credit cards. Typical locations for Snap! include traditional amusement venues such as bars and arcades, as well as non-traditional public spaces, such as airport lounges, chain restaurants, coffee houses, and hotels. The Snap! video games are all short-form (less than five minutes in duration) games of skill, which include trivia, sports contests, and other hand-eye challenges. Unlike traditional coin-operated games, Snap! is also Internet-enabled, which allows us to offer high value network services to our customers, such as the ability to conduct large-scale prized tournaments, automatic downloads of new games and updates to existing games, and continuous tracking and analysis of each terminal's performance. By offering maintenance packages and network services at additional cost, we ensure a recurring revenue stream for the life of the product. Snap! is our next generation product originating from the Eyecon(TM), of which we sold approximately 1,500 units domestically in the period 2000-2001. Snap! was introduced in the Pacific Rim in November 2003, with quantity shipments starting in January 2004. Snap! was introduced in Europe in January 2004 and in the United States in March 2004. For the first seven months of 2004, we have generated more than $530,000 in revenue from the sale of Snap! units. As of September 16, 2004, the Company has an order backlog for Snap! units of $550,000.

         Bear Shop is a vending machine that allows purchasers to design their own "toy bear" characters with unique colors, clothing, and accessories. Bear Shop offers a unique packaging solution that allows the user to see the stuffed animal grow right before his or her own eyes. Bear Shop is an approximate seven-foot by three-foot cabinet-style machine with an embedded high-resolution liquid crystal display touch-screen that interfaces with the end user for functional commands. Typical locations for Bear Shop include traditional amusement venues, such as arcades and amusement parks, as well as shopping centers and supermarkets. Bear Shop was introduced to the market at the Amusement Showcase International trade show in Las Vegas in March 2004 and is currently being tested in Southern California locations. Bear Shop also promises a recurring revenue stream, as we will generate incremental revenue on software upgrades and the replacement of inventory. As of September 16, the Company has an order backlog for Bear Shop units of $1,600,000.

         Our gaming and lottery products are primarily developed for the markets served by our strategic partner, Corporation (NASDAQ: SGMS). Scientific Games Corporation has assisted us in the development of our intellectual property in this arena, by contributing $1,250,000 in equity capital. Scientific Games Corporation has a right of first negotiation and right of last refusal with respect to the purchase of an exclusive, world-wide license on any new product we create for the lottery and gaming markets, which means products that operate on chance, not skill, including pari-mutuel wagering.

MARKETING

         Our marketing efforts are global in nature and are largely dependent upon the product being marketed in a specific region.

         Snap! is now being marketed and distributed domestically and in several international markets. We are selling Snap! through direct marketing initiatives into vertical markets and through established coin operated industry channels. In January 2004, we attended trade shows in the United Kingdom and Germany and have since established company representation in Europe. In all regions, we have tiered pricing schedules for our different sales channels and markets. We bring market awareness to this product through our existing relationships, presentations at trade shows, our website, and traditional collateral material.

         Though still in its early stages, we have also begun marketing Bear Shop on a global level. We plan to sell Bear Shop into the amusement market through established coin operated industry channels, although we believe that significant opportunities exist to license the product to manufacturing and marketing partners in certain territories.

         Our marketing efforts for our lottery and gaming products are limited to, and largely dependent upon, the marketing strategies of our licensing/OEM partners, such as Scientific Games Corporation. We will continue to seek strategic partnerships for innovative product concepts in markets we feel are substantially underserved.

COMPETITION

         Our markets are highly competitive and are penetrated by many well-capitalized and established companies. Each of our products is faced with separate competitive forces.

         For our Snap! product, competitors include those companies that produce and sell products for the multi-game countertop market. In North America, there are three main competitors: (1) Merit Industries, located in Pennsylvania, is a market leader in this product type and has a significant installed base; (2) JVL, located in Canada, has been in the market for over 5 years and has a number of competitive products; and (3) Coastal Games, located in New Jersey, while a smaller competitor than those above, has notable competitive products. In Europe, there are four main sources of competition: (1) Photoplay GBH, located in Austria, has the largest market share in Europe and, similar to our model, has well designed terminals, a networked tournament system, and a large promotional effort; (2) Merkur GBH, located in Germany, two years ago introduced "Trendy", a well designed terminal with a strong presence in that country; (3) Leisure Link PLC, located in the United Kingdom, is an operator with a large and expensive multi game terminal deployed in modest numbers in the UK; and (4) Tab, located in Austria, also makes complete game units. In the Pacific Rim, there is little or no domestic production of competitive products, although there is some export from the North American and European companies listed above.

         For our Bear Shop product, there is no direct competition from any global region as far as management is aware. It could be considered to be a direct replacement for Crane Machines, which exist in large numbers worldwide. It could also be considered an automatic equivalent to the Build A Bear retail stores that have enjoyed significant success in shopping malls.

         In the lottery and gaming sector, we are aware of the few market participants that assume the greatest share of the market. However, we are unaware of the companies that serve the same function as uWink in its strategic licensing/OEM partnership with Scientific Games Corporation.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

         We regard our technology as proprietary and attempt to protect it by relying on trademark, service mark, copyright and trade secret laws and restrictions on disclosure and transferring title and other methods. We are in the process of obtaining the trademark rights our Snap!(TM) product and are pursuing patent protection and trademark rights for the Bear Shop product.

         We generally enter into confidentiality or license agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. We intend to pursue the registration of our service marks in the United States and internationally, and have applied for the registration in the United States for the service mark "uWink." Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are distributed or made available through the Internet, and policing unauthorized use of our proprietary information will be difficult.

EMPLOYEES

         We currently employ 31 people on a full-time basis. None of our employees are covered by an ongoing collective bargaining agreement with us and we believe that our relationship with our employees is good.

COMPANY LOCATION AND FACILITIES

         Our executive offices are located in Los Angeles, California and consist of 10,000 square feet of office space. We lease this space pursuant to a lease expiring on February 28, 2005 at the rate of $10,000 per month. We do not believe our facility has sufficient capacity to satisfy our needs into the foreseeable future and are actively seeking additional space. However, we believe that there is an adequate supply of suitable space at competitive rates in the Los Angeles marketplace.

OUR MANUFACTURING RELATIONSHIPS

         Our Snap! product is currently being manufactured in Shenzen China. With all of the necessary components in place, the factory has the ability to produce a finished product within 14 days of a purchase order and has a weekly capacity of more than 100 terminals.

         We have not yet selected a sole manufacturer for our Bear Shop product. Our first 100 units were being produced on a test basis in the United States by a local manufacturer. We are also in a manufacturing relationship for the production of additional Bear Shop units in San Jose, California. Additionally we have secured a manufacturer in China for large-scale production of this product.

LITIGATION

         There are no pending legal proceedings to which we or our properties are subject.

                                   MANAGEMENT

         The following table sets forth the name and age of our directors and executive officers and their position(s) with the company.

        Name                 Age                      Position
        ----                 ---                      --------

Nolan K. Bushnell            61        Chairman of the Board of Directors, Chief
                                       Executive Officer, and President.

Lawrence C. Early            38        Chief Financial Officer and Secretary

Bruce P. Kelly               59        Director

Peter J. Sprague             64        Director

Nimish Patel                 35        Director

Kevin McLeod                 49        Director

         Mr. Bushnell has served as the Chairman of our board of directors, Chief Executive Officer and President since December 4, 2003. Mr. Bushnell founded uWink California and has served as its Chairman, Chief Executive Officer and President since 1999. Mr. Bushnell is currently a director of Wave Systems Corp., a Nasdaq-listed company engaged in the business of developing security solutions for the computer industry.

         Mr. Early has served as our Chief Financial Officer since June 2004 and our Secretary since July 2004. Between September 2002 and October 2003 Mr. Early served as the Chief Accounting Officer and Controller of Accesspoint Corporation (OTCBB: ASAP), an e-commerce software developer. From September 2001 to August 2002, Mr. Early was a competitive mountain biker and middle distance runner training in San Diego, California. From September 2000 to September 2001, Mr. Early served as the Regional Controller for Westsun America, a large entertainment production company. From May 1999 to September 2000, Mr. Early served as the Chief Financial Officer for eSat, Inc. (OTCBB: ESAT), an satellite telecommunications company. From January 1993 to May 1999, Mr. Early served as an Audit Partner of Lichter and Associates, CPAs. Mr. Early had primary responsibility for managing client engagements in the technology, Internet, entertainment, and garment industries. From 1989 to 1993, Mr. Early was a staff auditor at KPMG Peat Marwick, LLP. Mr. Early holds an MBA - International Finance from Thunderbird, the American Graduate School of International Management and a BA -Finance from California State University, Fresno. Mr. Early is a member of the Institute of Management Accountants.

         Mr. Kelly has been a director since December 4, 2003. Since 1998, Mr. Kelly has been President and CEO of Nolan Securities, an investment banking firm.

         Mr. Sprague has been a director since December 4, 2003. In 1988, he founded Wave Systems Corp., developer of a patented process for tracking and billing for information from any source to any platform and served as its Chairman until 2003. Mr. Sprague is currently Chairman of WaveXpress, a majority-owned subsidiary of Wave Systems Corp.

         Mr. Patel has been a director since March 2004. Since 1998, Mr. Patel has been a partner at the law firm of Richardson & Patel, LLP, a corporate securities firm based in Los Angeles, California. Mr. Patel received a Bachelor of Science - Accounting from the University of Southern California as well as both JD and MBA degrees from the University of San Diego. Mr. Patel is a member of the California State Bar. Mr. Patel's focus on the board of directors includes mergers and acquisitions and venture capital financing.

         Mr. McLeod has been a director since March 2004. Since 1998, Mr. McLeod has been the Managing Director of Aircool Systems, Ltd. of Somerset England. Aircool Systems is one of the United Kingdom's largest mechanical and electrical contractors. Mr. McLeod is a native of New Zealand currently residing in London. His focus on the board of directors includes the development of international markets for the Company's products.

AUDIT COMMITTEE FINANCIAL EXPERT

         We do not have an audit committee and, consequently, we do not have an audit committee financial expert.

EXECUTIVE COMPENSATION

         The following table sets forth the total compensation earned by the Chief Executive Officer and all other executive officers for services rendered during our last three fiscal years except Mr. Early, who became our chief financial officer as of June 6, 2004.

                                                                                       Long-Term
                                            Annual Compensation                      Compensation
                          ----------------------------------------------------------------------------
                                                                     Other            Securities
                                                                     Awards           Underlying           All Other
    Name and Position      Year     Salary ($)     Bonus ($)    Compensation ($)   Options/SARs (#)     Compensation ($)
---------------------------------------------------------------------------------------------------------------------------
Nolan K. Bushnell(1)       2003      $159,773         -0-             -0-                 -0-                 -0-
President and CEO          2002      $135,000(2)      -0-          $50,000(3)             -0-                 -0-
                           2001      $162,500(2)      -0-             -0-                 -0-                 -0-

-----------------
(1) Mr. Bushnell became the Chairman of our board of directors, Chief Executive Officer and President on December 4, 2003 immediately following our acquisition of uWink California. Prior to becoming an executive officer of our company, Mr. Bushnell was President and CEO of uWink California. Compensation reported for 2002 and 2001 relates to uWink California. Compensation reported in 2003 includes amounts prior to our acquisition of uWink California and subsequent to the acquisition.

(2) Included in 2002 and 2001 is $135,000 and $87,500, respectively, of deferred compensation that was paid in 2003 as follows: 1) $35,000 in cash; 2) $119,156 converted to 72,181 shares of our common stock under an agreement dated November 15, 2002 between Mr. Bushnell and uWink California which was assumed by our company and 3) $68,344, which was forgiven by Mr. Bushnell.

(3) As consideration for services rendered in 2002, uWink California's board of directors approved the issuance of 500,000 shares of its common stock with a fair market value (as determined by their board of directors) of $0.10 per share. In connection with our acquisition of uWink California, these shares were transferred to us in exchange for 158,423 shares of our common stock.

         Kevin B. Keating, Steve Cuthbert and Allen Avery, our former chief executive officers during 2003 prior to the acquisition of uWink California, did not receive any compensation or remuneration during their employment with us.

OPTION GRANTS IN LAST FISCAL YEAR

         There were no option grants in the last fiscal year.

DIRECTOR COMPENSATION

         At the present time, certain directors receive compensation in the form of common stock of the Company equal to $25,000 for serving as a director of the company. All directors receive reimbursement for out-of-pocket expenses in attending board of directors meetings. From time to time, we may engage certain members of our board of directors to perform services on our behalf and will compensate such persons for the services which they perform.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         At the present time, we do not have any employment agreements or change-in-control arrangements with any of our executive officers.

LIMITATION OF LIABILITY OF DIRECTORS AND INDEMNIFICATION OF DIRECTORS AND
OFFICERS

         The Utah Business Corporation Act provides that corporations may indemnify directors and officers made a party to a proceeding because he is or was a director or officer, against liability incurred in the proceeding if: (a) his conduct was in good faith; (b) he reasonably believed that his conduct was in, or not opposed to, the corporation's best interests; and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. This provision shall not eliminate or limit the liability of a director or officer: (i) in connection with a proceeding by or in the right of the corporation in which the director or officer was adjudged to be liable to the corporation; or (ii) in connection with any other proceeding charging that the director or officer derived an improper personal benefit, whether or not involving action in the director or officer's official capacity, in which proceeding the director or officer was adjudged liable on the basis that the director derived an improper personal benefit. Our bylaws provide that we may indemnify directors, officers, employees or agents to the fullest extent permitted by law.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

                             PRINCIPAL SHAREHOLDERS

         The following table shows the beneficial ownership of our shares of common stock as of the date of this prospectus by (i) each person who is known by us to be the beneficial owner of more than five percent (5%) of our common stock, (ii) each of our directors and executive officers and (iii) all directors and executive officers as a group. Except as otherwise indicated, the beneficial owners listed in the table have sole voting and investment powers of their shares.

NAME AND ADDRESS OF BENEFICIAL OWNER         NUMBER OF SHARES   PERCENT OF CLASS
------------------------------------------   ----------------   ----------------

Nolan K. Bushnell (1) (2)                       1,769,359             19.4

Peter J. Sprague (1) (3)                         698,383               7.5

Bruce P. Kelly (1) (4)                           126,739               1.4

Nimish Patel (1)                                  10,000                *

Kevin McLeod (1)                                 299,933               2.7

Lawrence C. Early (1)                              -0-                  *

Elkron International Holdings S.A. (5) (6)       595,458               6.8

Scientific Games Corporation                     640,134               6.8

------------------------------------------
All officers and directors as a group           2,804,414             26.2
(6 persons)

-----------------------
(1)      Address is 5443 Beethoven Street, Los Angeles, California 90066.
(2) Includes 1,576,082 shares held by the Bushnell Living Trust, 177,434 shares held by the Nolan K. Bushnell Insurance Trust and 15,843 shares issuable upon exercise of a stock option held by Nancy Bushnell, wife of Mr. Bushnell.
(3) Includes 553,160 shares held by Mr. Sprague and 145,223 shares issuable upon exercise of a warrant held by Mr. Sprague.
(4)      Includes 63,369 shares held by Mr. Kelly as trustee of The Phillips
         Trust.
(5)      Address is Via Bologna, 188/C 10154 Torino, Italy.
(6) Includes 523,788 shares held by Elkron International and 71,670 shares issuable upon exercise of a warrant held by Elkron International.
(7)      Includes 49,906 shares issuable upon exercise of a warrant held by Mr.
         McLeod.
 *       Less than 1%.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         We are authorized to issue 50,000,000 shares of common stock, of which, as of the date of this prospectus, 9,434,136 shares were issued and outstanding and held by 606 record holders representing approximately 1,000 beneficial owners. As of the date of this prospectus, there are no outstanding options, warrants or other securities which upon exercise or conversion entitle their holder to acquire shares of common stock, except as set forth below.

         Holders of shares of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders generally. The approval of proposals submitted to shareholders at a meeting other than for the election of directors requires the favorable vote of a majority of the shares voting, except in the case of certain fundamental matters (such as certain amendments to the certificate of incorporation, and certain mergers and reorganizations), in which cases Utah law and our bylaws require the favorable vote of at least a majority of all outstanding shares. Shareholders are entitled to receive such dividends as may be declared from time to time by the board of directors out of funds legally available therefore, and in the event of liquidation, dissolution or winding up, to share ratably in all assets remaining after payment of liabilities. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.

UNDESIGNATED PREFERRED STOCK

         We are authorized to issue 5,000,000 shares of preferred stock, of which no shares have been designated or are issued and outstanding. Our board of directors is authorized to issue from time to time, without shareholder authorization, in one or more designated series or classes, any or all of the authorized but unissued shares of preferred stock with such dividend, redemption, conversion and exchange provisions as may be provided in the particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to that of the common stock. The rights of the holders of common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding voting stock of the Company.

STOCK OPTION PLAN

         We have adopted a Stock Option Plan, which permits us to grant options to our employees, officers, directors, consultants and independent contractors. We may issue an aggregate of 1,200,000 shares of common stock pursuant to the stock option plan. As of the date of this prospectus, we have granted under the stock option plan options to purchase an aggregate of 1,487,413 shares of common stock, at exercise prices ranging from $.32 to $6.31 per share, to our employees, officers, directors and consultants. In addition, in connection with our acquisition of uWink California, we assumed options to purchase an aggregate of 584,917 post-acquisition shares of our common stock issued to employees, directors and consultants of uWink California at exercise prices ranging from $.32 to $6.31 per share.

WARRANTS

         We have issued warrants to purchase shares of our common stock to investors and investment bankers in several investment transactions in the past. As of the date of this prospectus, we have issued warrants that entitle the holders to purchase an aggregate of 1,705,990 shares of common stock at exercise price ranging from $.79 to $6.31 per share.

DIVIDENDS

         We do not anticipate the payment of cash dividends on our common stock in the foreseeable future.

TRANSFER AGENT

         The transfer agent for our common stock is X-Clearing Corporation, 535 Sixteenth Street Mall, Suite 810, Denver, Colorado 80202.

                                  LEGAL MATTERS

         Certain legal matters with respect to the shares of common stock offered hereby will be passed upon for us by Preston Gates Ellis, LLP, Irvine, California.

                                     EXPERTS

         Stonefield Josephson, Inc. has audited, as set forth in their report appearing elsewhere in this prospectus, our financial statements as of December 31, 2003 and 2002. We have included our financial statements in the prospectus in reliance on Stonefield Josephson's report, given on their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the SEC. Our reports, proxy statements and other information filed pursuant to the Securities Exchange Act of 1934 may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's Web site is http://www.sec.gov.

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. Copies of the registration statement and the exhibits are on file with the SEC and may be obtained from the SEC's Web site or upon payment of the fee prescribed by the SEC, or may be examined, without charge, at the offices of the SEC set forth above. For further information, reference is made to the registration statement and its exhibits.

                           UWINK, INC. AND SUBSIDIARY
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


YEARS ENDED DECEMBER 31, 2003 AND 2002
--------------------------------------

Report of Independent Registered Public Accounting Firm......................F-2

Consolidated Balance Sheets at December 31, 2003 and 2002....................F-3

Consolidated Statements of Operations for the years ended
  December 31, 2003 and 2002.................................................F-4

Consolidated Statements of Shareholders' Equity for the years ended December 31, 2003 and 2002...........................................F-5

Consolidated Statements of Cash Flows for the years ended
  December 31, 2003 and 2002.................................................F-6

Notes to Consolidated Financial Statements................................F-8-24


SIX MONTHS ENDED JUNE 30, 2004 AND 2003
---------------------------------------

Unaudited Consolidated Balance Sheet as of June 30, 2004....................F-26

Unaudited Consolidated Statements of Operations for the six
  months ended June 30, 2004 and 2003.......................................F-27

Unaudited Consolidated Statements of Cash Flows for the six
  months ended June 31, 2004 and 2003.......................................F-28

Notes to Unaudited Consolidated Financial Statements.....................F-29-32

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To The Board of Directors and Stockholders of uWink, Inc.
Los Angeles, California


We have audited the accompanying consolidated balance sheet of uWink, Inc. and subsidiary as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two year periods then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of uWink, Inc. and subsidiary as of December 31, 2003, and the consolidated results of their operations and their consolidated cash flows for each of the two year periods then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has incurred significant losses and negative cash flow from operations since its inception, has a working capital deficit and has not developed a substantial source of revenue. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
April 7, 2004

                               UWINK, INC. AND SUBSIDIARY

                               CONSOLIDATED BALANCE SHEET


                                                                            DECEMBER 31,
                                                                               2003
                                                                           -------------
                              ASSETS

CURRENT ASSETS
      Cash and cash equivalents                                            $  1,156,170
      Account receivable, net of allowance for doubtful accounts of $0          132,157
      Inventory, net                                                            179,136
      Deposits and other current assets                                          41,530

                                                                           -------------
TOTAL CURRENT ASSETS                                                          1,508,993

PROPERTY AND EQUIPMENT, net                                                     134,332
CAPITALIZED SOFTWARE DEVELOPMENT COSTS, net of
      accumulated amortization of $733,835                                       46,777

                                                                           -------------
TOTAL ASSETS                                                               $  1,690,102
                                                                           =============


               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
      Accounts payable                                                     $    796,807
      Accrued expenses                                                           68,615
      Accrued payroll and related benefits                                      252,688
      Unearned revenue                                                          159,722
      Due to related parties                                                     57,412
      Convertible note payable, net of discount of $46,106                       78,894
      Bridge loans payable                                                      150,000

                                                                           -------------
TOTAL CURRENT LIABILITIES                                                     1,564,138
                                                                           -------------


COMMITMENT AND CONTINGENCIES (Note 10)                                               --

STOCKHOLDERS' EQUITY
      Common stock, $0.001 par value; 50,000,000 shares
         authorized; 8,444,049 shares issued and outstanding                      8,444
      Additional paid-in capital                                             16,888,831
      Accumulated deficit                                                   (16,771,311)

                                                                           -------------
TOTAL STOCKHOLDERS' EQUITY                                                      125,964
                                                                           -------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 $  1,690,102
                                                                           =============

 The accompanying notes are an integral part of these consolidated financial statements.

                                          F-3

                               UWINK, INC. AND SUBSIDIARY

                          CONSOLIDATED STATEMENTS OF OPERATIONS


                                                              YEARS ENDED
                                                     ---------------------------
                                                     DECEMBER 31,   DECEMBER 31,
                                                         2003           2002
                                                     ------------   ------------

NET SALES                                            $   242,076    $   315,367

COST OF SALES                                             68,404        257,362

                                                     ------------   ------------
GROSS PROFIT                                             173,672         58,005
                                                     ------------   ------------

OPERATING EXPENSES
      Selling, general and administrative expenses     1,438,181      2,350,647
      Research and development                           282,233        523,051

                                                     ------------   ------------
TOTAL OPERATING EXPENSES                               1,720,414      2,873,698
                                                     ------------   ------------

LOSS FROM OPERATIONS                                  (1,546,742)    (2,815,693)
                                                     ------------   ------------

OTHER INCOME (EXPENSE)
      Interest income                                        286          1,213
      Gain on settlement of debt                         141,253             --
      Amortization of debt discounts                     (78,892)      (523,186)
      Interest expense                                  (125,358)      (262,144)

                                                     ------------   ------------
TOTAL OTHER INCOME (EXPENSE)                             (62,711)      (784,117)
                                                     ------------   ------------

LOSS BEFORE PROVISION FOR INCOME TAXES                (1,609,453)    (3,599,810)

PROVISION FOR INCOME TAXES                                    --             --
                                                     ------------   ------------

NET LOSS                                              (1,609,453)    (3,599,810)

AMORTIZATION OF PREFERRED STOCK DISCOUNTS               (199,768)      (138,358)

                                                     ------------   ------------
NET LOSS ATTRIBUTED TO COMMON STOCKHOLDERS           $(1,809,221)   $(3,738,168)
                                                     ============   ============

NET LOSS PER COMMON SHARE - BASIC AND DILUTED        $     (0.49)   $     (1.49)
                                                     ============   ============

WEIGHTED AVERAGE COMMON SHARES
      OUTSTANDING - BASIC AND DILUTED                  3,679,222      2,501,871
                                                     ============   ============

                  The accompanying notes are an integral part of these
                           consolidated financial statements.

                                                     UWINK, INC. AND SUBSIDIARY
                                           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                           FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


                             PREFERRED STOCK         PREFERRED STOCK                       ADDITIONAL
                                 SERIES A               SERIES B           COMMON STOCK      PAID-IN      ACCUMULATED
                            SHARES      AMOUNT     SHARES      AMOUNT     SHARES   AMOUNT    CAPITAL        DEFICIT        TOTAL
                          -----------  --------  -----------  --------  ---------- ------ -------------  -------------  ------------
BALANCE, DECEMBER 31,
  2001                     2,950,000       295    2,131,395       213   2,434,484  2,435     8,804,860    (11,223,922)   (2,416,119)


Issuance of common stock
  for  accounts payable           --        --           --        --      30,984     31        73,310             --        73,341
Issuance of common stock
  for services                    --        --           --        --     193,276    193       304,807             --       305,000
Value of warrants issued
  for services                    --        --           --        --          --     --        91,429             --        91,429
Issuance of warrants
  attached to bridge loans        --        --           --        --          --     --       261,593             --       261,593
Beneficial conversion
  feature related to
  bridge loans                    --        --           --        --          --     --       261,593             --       261,593
Amortization of discount
  on preferred stock              --        --           --        --          --     --       138,358       (138,358)           --
Value of options issued
  at below market price           --        --           --        --          --     --        46,027             --        46,027
Net loss                          --        --           --        --          --     --            --     (3,599,810)   (3,599,810)

                          -----------  --------  -----------  --------  ---------- ------ -------------  -------------  ------------
BALANCE, DECEMBER 31,
  2002                     2,950,000   $   295    2,131,395   $   213   2,658,744  2,659  $  9,981,977   $(14,962,090)  $(4,976,946)


Issuance of common stock
  for conversion of bridge
  loans and related
  accrued interest                --        --           --        --     789,938    790     1,659,059             --     1,659,849
Issuance of common stock
  for conversion of
  related party debt              --        --           --        --     380,215    380       599,620             --       600,000
Issuance of common stock
  for cash, net                   --        --           --        --   1,930,730  1,931     3,270,823             --     3,272,754
Issuance of common stock
  to employees for accrued
  payroll                         --        --           --        --     365,107    365       861,814             --       862,179
Issuance of warrants
  attached to convertible
  note                            --        --           --        --          --     --        62,499             --        62,499
Beneficial conversion
  feature related to
  convertible note                --        --           --        --          --     --        62,499             --        62,499
Amortization of discount
  on preferred stock              --        --           --        --          --     --       199,768       (199,768)           --
Value of options issued
  at below market price           --        --           --        --          --     --       193,333             --       193,333
Conversion of Series A
  and B preferred stock
  into common stock       (2,950,000)     (295)  (2,131,395)     (213)  1,610,122  1,610        (1,102)            --            --
Issuance of common
  stock in connection
  with merger of Prologue         --        --           --        --     709,193    709        (1,459)            --          (750)
Net loss                          --        --           --        --          --     --            --     (1,609,453)   (1,609,453)

                          -----------  --------  -----------  --------  ---------- ------ -------------  -------------  ------------
BALANCE, DECEMBER 31,
  2003                            --   $    --           --   $    --   8,444,049  8,444  $ 16,888,831   $(16,771,311)  $   125,964
                          ===========  ========  ===========  ========  ========== ====== =============  =============  ============

                       The accompanying notes are an integral part of these consolidated financial statements.

                                                                F-5

                                     UWINK, INC. AND SUBSIDIARY

                               CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                              YEARS ENDED
                                                                      -----------------------------
                                                                      DECEMBER 31,     DECEMBER 31,
                                                                          2003             2002
                                                                      ------------     ------------

CASH FLOW FROM OPERATING ACTIVITIES:
    Net loss                                                          $(1,609,453)     $(3,599,810)
    Adjustment to reconcile net loss to net cash
      used in operating activities:
        Value of warrants issued for services                                  --           91,429
        Amortization of discount on bridge loans/convertible note          78,892          523,186
        Common stock issued for services                                       --          305,000
        Value of options issued below market price                        193,333           46,027
        Depreciation and amortization expense                             140,084          438,965
        Allowance for doubtful accounts                                        --            4,958
        Inventory obsolescence reserve                                         --           50,000
    Changes in operating assets and liabilities:
      Accounts receivable                                                 (71,988)          24,213
      Inventory                                                           (21,233)         371,806
      Deposits and other current assets                                   (19,815)          18,506
      Accounts payable                                                   (280,014)         253,172
      Accrued expenses                                                     27,555           64,584
      Accrued payroll and related benefits                               (682,837)         988,357
      Unearned revenue                                                    159,722          (30,085)

                                                                      ------------     ------------
Net cash used in operating activities                                  (2,085,754)        (449,692)
                                                                      ------------     ------------

CASH FLOW FROM INVESTING ACTIVITIES:
    Payments for property and equipment                                  (107,278)              --
    Payments for software development costs                                    --          (33,510)

                                                                      ------------     ------------
Net cash used in investing activities                                    (107,278)         (33,510)
                                                                      ------------     ------------

CASH FLOW FROM FINANCING ACTIVITIES:
    Change in cash overdraft                                                   --          (13,600)
    Proceeds from issuance of bridge loans                                     --          550,000
    Proceeds from issuance of convertible note                            125,000               --
    Repayments from advances from related parties                         (55,000)         (46,750)
    Proceeds from issuance of common stock                              3,727,756               --
    Payment of offering costs                                            (455,002)              --

                                                                      ------------     ------------
Net cash provided by financing activities                               3,342,754          489,650
                                                                      ------------     ------------

NET INCREASE (DECREASE) IN CASH AND
    CASH EQUIVALENTS                                                    1,149,722            6,448

CASH AND CASH EQUIVALENTS, Beginning of year                                6,448               --
                                                                      ------------     ------------

CASH AND CASH EQUIVALENTS, End of year                                $ 1,156,170      $     6,448
                                                                      ============     ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:

    Interest paid                                                     $    68,334      $        --
                                                                      ============     ============
    Income taxes paid                                                 $        --      $        --
                                                                      ============     ============

      The accompanying notes are an integral part of these consolidated financial statements.

                                                F-6

                           UWINK, INC. AND SUBSIDIARY

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

         During the year ended December 31, 2003, the Company: 1) converted $1,400,000 of bridge loans and $259,849 of accrued interest into 789,938 shares of common stock, 2) converted $600,000 of an advance from a related party into 380,215 shares of common stock, 3) converted 2,950,000 and 2,131,395 shares of Series A and Series B preferred stock, respectively into 1,610,122 shares of common stock, 4) converted $862,179 of accrued payroll into 365,107 shares of common stock, and 5) issued 709,193 shares of common stock in connection with the merger transaction with Prologue.

         During the year ended December 31, 2002, the Company: 1) converted $73,341 of accounts payable into 30,984 shares of common stock, 2) issued 193,276 shares of common stock for services valued at $305,000 and 3) issued 71,290 warrants valued at $91,429 for services rendered.


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                           UWINK, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

         Organization and Line of Business
         ---------------------------------

         uWink, Inc. (formerly Prologue) was incorporated under the laws of the State of Utah on October 14, 1982. Pursuant to a Securities Purchase Agreement and Plan of Reorganization dated November 21, 2003 among Prologue, uWink, Inc., a Delaware corporation ("uWink - DE") and its stockholders, Prologue acquired all the issued and outstanding shares of uWink - DE's capital stock. Prologue issued one (1) share of its common stock for every 3.15611 shares of uWink - DE capital stock. Since the stockholders of uWink - DE acquired approximately 88% of the issued and outstanding shares of Prologue and the uWink - DE management team and board of directors became the management team and board of directors of Prologue, according to FASB Statement No. 141 - "BUSINESS COMBINATIONS," this acquisition has been treated as a recapitalization for accounting purposes, in a manner similar to reverse acquisition accounting. In accounting for this transaction:

         o uWink - DE is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, its net assets are included in the balance sheet at their historical book values and the results of operations of uWink - DE have been presented for the comparative prior period;

         o Control of the net assets and business of Prologue was acquired effective December 4, 2003. This transaction has been accounted for as a purchase of the assets and liabilities of Prologue by uWink - DE. The historical cost of the net liabilities assumed was $750.

         uWink - DE was incorporated under the laws of the State of Delaware on June 10, 1999 and subsequent to the transaction described above changed it name to uWink California, Inc. uWink, Inc. (formerly Prologue) and its wholly owned subsidiary, uWink California, Inc. are hereafter referred to as "the Company." The Company designs, develops and markets entertainment software along with touchscreen pay-for-play game terminals and lottery and gaming kiosks in public locations. The Company derives its revenue from the sale of its game terminals, licensing fees and network services.

         Basis of Presentation
         ---------------------

         The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has incurred a net loss of $1,609,453 for the year ended December 31, 2003 and as of December 31, 2003, the Company had a working capital deficiency of $55,145. In addition, as of December 31, 2003, the Company has not developed a substantial source of revenue.

         These conditions raise substantial doubt as to the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

         In the second half of 2003, the Company raised $3,227,756 in gross proceeds from the sale of 1,613,884 shares of the Company's common stock. Subsequent to December 2003, the Company raised an additional $1,426,050 in gross proceeds from the sale of 713,025 shares of its common stock. The Company has used the net proceeds (after commissions and professional costs related to the merger) of the offering to restructure and improve its balance sheet, pay off certain accounts payable and accrued liabilities, purchase game terminal inventory and for working capital. The Company's cash position after these transactions at December 31, 2003 was $1,156,170. At March 31, 2004 the Company's cash position was approximately $ 1,200,000.

         During December 2003, the Company also converted $862,179 of accrued payroll and related benefits into 365,107 shares of the Company's common stock. Subsequent to December 2003, the Company has also converted an additional $108,710 of accrued payroll and related benefits into 48,584 shares of common stock.

         Management currently believes that its working capital will be sufficient to satisfy our estimated working capital requirements through the end of the current fiscal year ending December 31, 2004. However, management believes that the Company will need significant additional working capital in order to fund its continued operations and, if necessary, to finance future losses from operations as it endeavors to build revenue and reach a profitable level of operations. The Company may need to raise additional required funds through various financing sources by issuing additional shares of our securities. However, there can be no guarantees that such funds will be available on commercially reasonable terms, if at all. Should we be unable to raise the required funds, the Company's ability to continue as a going concern may be jeopardized.

         Principles of Consolidation
         ---------------------------

         The accompanying consolidated financial statements include the accounts of uWink, Inc. and its wholly owned subsidiary, uWink California, Inc. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All inter-company accounts and transactions have been eliminated in consolidation.

         Stock Split
         -----------

         Effective December 4, 2003, the Company affected a 3.15611 to 1 reverse stock split. The effect of this stock split has been retroactive in the accompanying consolidated financial statements.

         Use of Estimates
         ----------------

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. As of December 31, 2003, the Company used estimates in determining the realization of its accounts receivable and inventory, capitalization and amortization of software development costs, unearned revenue and fair value of equity instruments issued for services. Actual results could differ from these estimates.

         Fair Value of Financial Instruments
         -----------------------------------

         For certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and unearned revenue, the carrying amounts approximate fair value due to their short maturities. The amounts shown for convertible debentures and notes payable also approximate fair value because current interest rates and terms offered to the Company for similar debt are substantially the same.

         Cash and Cash Equivalents
         -------------------------

         For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less, plus all certificates of deposit.

         Concentration of Credit Risk
         ----------------------------

         Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit. The Company extends credit based on an evaluation of the customer's financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

         Inventory
         ---------

         Inventory consisting of raw materials, work in process and finished goods are stated at the lower of cost utilizing the first-in, first-out method or market. An obsolescence reserve is estimated for parts whose values have been determined to be impaired or whose future utility appears limited.

         Property and Equipment
         ----------------------

         Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives of 5-10 years for machinery and equipment and 3-5 years for office furniture and equipment. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the lease.

         Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains and losses on disposals are included in the results of operations.

         Research and Development
         ------------------------

         Research and development costs are charged to expense as incurred until technological feasibility has been established. These costs consist primarily of salaries and direct payroll related costs.

         Software Development Costs
         --------------------------

         Software development costs related to computer games and network and terminal operating systems developed by the Company are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed." Capitalization of software development costs begins upon the establishment of technological feasibility and is discontinued when the product is available for sale. When the software is a component part of a product, capitalization begins with the product reaches technological feasibility. The establishment of technological feasibility and the ongoing assessment for recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life, and changes in software and hardware technologies. Capitalized software development costs are comprised primarily of salaries and direct payroll related costs and the purchase of existing software to be used in the Company's products.

         Amortization of capitalized software development costs is provided on a product-by-product basis on the straight-line method over the estimated economic life of the products (not to exceed three years). Management periodically compares estimated net realizable value by product with the amount of software development costs capitalized for that product to ensure the amount capitalized is not in excess of the amount to be recovered through revenues. Any such excess of capitalized software development costs to expected net realizable value is expensed at that time.

         Revenue Recognition
         -------------------

         The Company recognizes revenue related to software licenses in compliance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position No. 97-2, "Software Revenue Recognition." Revenue is recognized when the Company delivers its touchscreen pay-for-play game terminals to its customer and the Company believes that collectability is probable. Included with the purchase of the touchscreen terminals are licenses to use the games loaded on the terminals. The Company usually has agreements with its customers to deliver the requested terminals for a fixed price. Any insignificant post-contract support obligations are accrued for at the time of the sale. Post-contract customer support ("PCS") that is bundled with the initial purchase and is for one year or less is recognized at the time of the initial purchase, if collectability of the resulting receivables is probable. The estimated cost to the Company to provide such services is accrued and amortized over the expected weighted average life of the obligation period of nine months.

         The Company also recognizes revenue from tournament play and league play at the time the entry fees are paid and accrues the cost of the estimated payouts.

         Impairment of Long-Lived Assets
         -------------------------------

         In October 2001, the FASB issued SFAS No. 144, "Accounting for Impairment of Disposal of Long-Lived Assets", which supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", and the accounting and reporting provision of APB Opinion No. 30,"Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a segment of a business. This statement also amends ARB No. 51, "Consolidated Financial Statements", to eliminate the exception to consolidation for a subsidiary for which control is likely to be impaired. SFAS No. 144 requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 also establishes a "primary-asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used.

         Stock Based Compensation
         ------------------------

         SFAS No. 123, "Accounting for Stock-Based Compensation," establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," to account for stock-based compensation. The Company has elected to use the intrinsic value based method and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation issued to employees. For options granted to employees where the exercise price is less than the fair value of the stock at the date of grant, the Company recognizes an expense in accordance with APB 25. For non-employee stock based compensation the Company recognizes an expense in accordance with SFAS No. 123 and values the equity securities based on the fair value of the security on the date of grant. For stock-based awards the value is based on the market value for the stock on the date of grant and if the stock has restrictions as to transferability a discount is provided for lack of tradability. Stock option awards are valued using the Black-Scholes option-pricing model.

         If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under the Stock Option Plan consistent with the methodology prescribed by SFAS No. 123, the Company's net loss and loss per share would be reduced to the pro forma amounts indicated below for the year ended December 31, 2003 and 2002:

                                                         2003           2002
                                                     ------------   ------------
         Net loss
           As reported                               $(1,609,453)   $(3,599,810)
           Compensation recognized under APB 25          193,333         46,027
           Compensation recognized under SFAS 123       (333,841)      (602,035)
                                                     ------------   ------------
                      Pro forma                      $(1,749,961)   $(4,155,818)
                                                     ===========    ===========

         Basic and diluted loss per common share
           As reported                               $     (0.49)   $     (1.49)
           Pro forma                                 $     (0.53)   $     (1.72)

         The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2002: risk-free interest rate of 3.5%; dividend yields of 0%; volatility factors of the expected market price of the Company's common stock of 223%; and a weighted average expected life of the option of 10 years, respectively. There were no options granted in 2003.

         Advertising and Marketing Costs
         -------------------------------

         The Company expenses costs of advertising and marketing as incurred. Advertising and marketing expense for the years ended December 31, 2003 and 2002 amounted to $14,014 and $35,626, respectively.

         Income Taxes
         ------------

         The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

         Earnings Per Share
         ------------------

         The Company reports earnings (loss) per share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed conversion of options and warrants to purchase common shares would have an anti-dilutive effect. The following potential common shares have been excluded from the computation of diluted net loss per share for the years ended December 31, 2003 and 2002 because the effect would have been anti-dilutive:

                                                                                  2003              2002
                                                                             --------------    --------------
                  Shares to be issued upon conversion of preferred stock                --         1,610,018
                  Shares to be issued upon conversion of bridge loans/
                     Convertible notes                                             174,265           770,991
                  Stock options issued to employees                                613,413           794,332
                  Warrants issued to consultants and finders                       258,824           137,036
                  Warrants issued for financing                                    583,865           504,653
                                                                             --------------    --------------
                                                                                 1,630,367         3,817,030
                                                                             ==============    ==============

         Comprehensive Loss
         ------------------

         SFAS No. 130, "Reporting Comprehensive Loss," establishes standards for the reporting and display of comprehensive income and its components in the financial statements. For the year ended December 31, 2003 and 2002, the Company does not have items that represented other comprehensive income and, accordingly, has not included in the statement of stockholders' equity the change in comprehensive loss.

         Discount on Bridge Loans, Convertible Note and Preferred Stock
         --------------------------------------------------------------

         Discounts on bridge loans and preferred stock are principally the values attributed to the detachable warrants issued in connection with the bridge loans and the value of the preferential conversion feature associated with the bridge loans and preferred stock. These discounts are accounted for in accordance with Emerging Issues Task Force ("EITF") 00-27 issued by the American Institute of Certified Public Accountants.

         Recently Issued Accounting Pronouncements
         -----------------------------------------

         During April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", effective for contracts entered into or modified after September 30, 2003, except as stated below and for hedging relationships designated after September 30, 2003. In addition, except as stated below, all provisions of this Statement were applied prospectively. The provisions of this Statement that relate to Statement 133 Implementation Issues that were effective for fiscal quarters that began prior to June 15, 2003, were applied in accordance with their respective effective dates. In addition, paragraphs 7(a) and 23(a), which relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after September 30, 2003. The Company does not participate in such transactions and accordingly, the adoption of FASB 149 did not have an impact on the Company's consolidated financial statements.

         During May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a freestanding financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, ELEMENTS OF FINANCIAL STATEMENTS. The Company has adopted FASB 150 which did not have an impact on the Company's consolidated financial statements.

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" (an interpretation of Accounting Research Bulletin (ARB) No. 51, Consolidated Financial Statements). Interpretation 46 addresses consolidation by business enterprises of entities to which the usual condition of consolidation described in ARB-51 does not apply. The Interpretation changes the criteria by which one company includes another entity in its consolidated financial statements. The general requirement to consolidate under ARB-51 is based on the presumption that an enterprise's financial statement should include all of the entities in which it has a controlling financial interest (i.e., majority voting interest). Interpretation 46 requires a variable interest entity to be consolidated by a company that does not have a majority voting interest, but nevertheless, is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. A company that consolidates a variable interest entity is called the primary beneficiary of that entity.

         In December 2003, the FASB concluded to revise certain elements of FIN 46, primarily to clarify the required accounting for interests in variable interest entities. FIN-46R replaces FIN-46, that was issued in January 2003. FIN-46R exempts certain entities from its requirements and provides for special effective dates for entities that have fully or partially applied FIN-46 as of December 24, 2003. In certain situations, entities have the option of applying or continuing to apply FIN-46 for a short period of time before applying FIN-46R. In general, for all entities that were previously considered special purpose entities, FIN 46 should be applied for registrants who file under Regulation SX in periods ending after March 31, 2004, and for registrants who file under Regulation SB, in periods ending after December 15, 2004. The Company does not expect the adoption to have a material impact on the Company's financial position or results of operations.

         In December 2003, the FASB issued a revised SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" which replaces the previously issued Statement. The revised Statement increases the existing disclosures for defined benefit pension plans and other defined benefit postretirement plans. However, it does not change the measurement or recognition of those plans as required under SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Specifically, the revised Statement requires companies to provide additional disclosures about pension plan assets, benefit obligations, cash flows, and benefit costs of defined benefit pension plans and other defined benefit postretirement plans. Also, companies are required to provide a breakdown of plan assets by category, such as debt, equity and real estate, and to provide certain expected rates of return and target allocation percentages for these asset categories. The Company has implemented this pronouncement and has concluded that the adoption has no material impact to the financial statements.


NOTE 2 - INVENTORY

         Inventory at December 31, 2003 consisted of the following:

                  Raw materials                             $     129,318
                  Finished goods                                   99,818
                                                            --------------
                                                                  229,136
                  Less allowance for obsolete inventory           (50,000)
                                                            --------------
                                                            $     179,136
                                                            ==============

         During the year ended December 31, 2002, the Company wrote off slow-moving and obsolete inventory amounting to $214,547.


NOTE 3 - PROPERTY AND EQUIPMENT

         The cost of property and equipment at December 31, 2003 consisted of the following:

                  Computer equipment                               $    219,713
                  Office furniture and equipment                         17,926
                  Leasehold improvements                                 84,849
                  Machinery and equipment                               140,691
                                                                   -------------
                                                                        463,179
                  Less accumulated depreciation and amortization       (328,847)
                                                                   -------------

                                                                   $    134,332
                                                                   =============

         Depreciation expense for the years ended December 31, 2003 and 2002 was $95,300 and $90,039, respectively.


NOTE 4 - DUE TO RELATED PARTIES

         Due to related parties at December 31, 2003 consists of amounts advanced to the Company by certain related parties. These advances bear interest ranging from prime plus 3% to 12% per annum and are payable upon demand. During the year ended December 31, 2003, $600,000 of these advances were converted into 380,215 shares of common stock and $55,000 was repaid in cash.


NOTE 5 - CONVERTIBLE NOTE PAYABLE

         On May 14, 2003, the Company entered into a convertible promissory note in the amount of $125,000. The note bears interest at 8% per annum and is due on May 14, 2004. The note can be converted, at the option of the holder, to shares of the Company's common stock at $1.58 per share, the market value of the Company's common stock on May 14, 2003. In addition to the convertible note payable, the lender was issued 79,211 warrants to purchase shares of the Company's common stock for $0.03 per share. In accordance with EITF 00-27, the Company first determined the fair value of the loan and the fair value of the detachable warrants issued in connection with this convertible note payable. The estimated value of the warrants of $124,995 was determined using the Black-Scholes option pricing model and the following assumptions: term of 10 years, a risk free interest rate of 3.5%, a dividend yield of 0% and volatility of 223%. The face amount of the convertible note payable of $125,000 was proportionately allocated to the convertible note payable and the warrants in the amount of $62,501 and $62,499, respectively. The amount allocated to the warrants of $62,499 was recorded as a discount on the convertible note payable and as additional paid-in capital. The value of the convertible note payable was then allocated between the convertible note payable and the preferential conversion feature, which amounted to $2 and $62,499, respectively. The amount allocated to the preferential conversion feature of $62,499 was recorded as a discount on the convertible note payable and as additional paid-in capital. The discounts on the convertible note payable will be amortized over the one year term of the convertible note payable. For the year ended December 31, 2003, $78,892 was amortized to expense.


NOTE 6 - BRIDGE LOANS PAYABLE

         Bridge loans payable at December 31, 2003 consisted of the following:

         Loan payable issued on March 15, 2002, interest rate 10%, unsecured, principal payments and accrued interest was due on
              September 9, 2002.  These loans are in default.                            $       150,000
                                                                                         ================

         On August 25, 2001, the Company entered into a bridge loan agreement bearing interest at 10% per annum, in the amount of $1,000,000, with the right to convert the loan into common stock at the most recent price per share for which the Company sold shares of its common stock. In addition to the bridge loan, the lender was issued 56,579 warrants to purchase shares of the Company's common stock for $4.42 per share. In accordance with EITF 00-27, the Company first determined the fair value of the loan and the fair value of the detachable warrants issued in connection with this bridge loan. The estimated value of the warrants of $224,322 was determined using the Black-Scholes option pricing model and the following assumptions: term of 5 years, a risk free interest rate of 3.5%, a dividend yield of 0% and volatility of 196%. The face amount of the bridge loan of $1,000,000 was proportionately allocated to the bridge loan and the warrants in the amount of $816,779 and $183,221, respectively. The amount allocated to the warrants of $183,221 was recorded as a discount on the bridge loan and as additional paid-in capital. The value of the bridge loan was then allocated between the bridge loan and the preferential conversion feature, which amounted to $633,558 and $183,221, respectively. The amount allocated to the preferential conversion feature of $183,221 was recorded as a discount on the bridge loan and as additional paid-in capital. The discounts on the bridge loan were amortized over the six month term of the loan. For the year ended December 31, 2001, $336,442 was amortized to interest expense.

         On March 15, 2002, the Company entered into seven bridge loan agreements bearing interest at 10% per annum, in the aggregate amount of $500,000, with the right to convert the loans into common stock at the most recent price per share for which the Company sold shares of its common stock. In addition to the bridge loans, the lenders were issued 211,232 warrants to purchase shares of the Company's common stock for $2.37 per share. In accordance with EITF 00-27, the Company first determined the fair value of the loans and the fair value of the detachable warrants issued in connection with these bridge loans. The estimated value of the warrants of $465,393 was determined using the Black-Scholes option pricing model and the following assumptions: term of 5 years, a risk free interest rate of 3.5%, a dividend yield of 0% and volatility of 223%. The face amount of the bridge loans of $500,000 was proportionately allocated to the bridge loans and the warrants in the amount of $258,962 and $241,038, respectively. The amount allocated to the warrants of $241,038 was recorded as a discount on the bridge loans and as additional paid-in capital. The value of the bridge loans was then allocated between the bridge loans and the preferential conversion feature, which amounted to $17,924 and $241,038, respectively. The amount allocated to the preferential conversion feature of $241,038 was recorded as a discount on the bridge loans and as additional paid-in capital. The discounts on the bridge loans were amortized over the six month term of the loans. For the year ended December 31, 2002, $482,076 was amortized to interest expense.

         On June 4, 2002, the Company entered into a bridge loan agreement bearing interest at 10% per annum, in the amount of $50,000, with the right to convert the loan into common stock at the most recent price per share for which the Company sold shares of its common stock. In addition to the bridge loan, the lender was issued 15,842 warrants to purchase shares of the Company's common stock for $2.37 per share. In accordance with EITF 00-27, the Company first determined the fair value of the loan and the fair value of the detachable warrants issued in connection with this bridge loan. The estimated value of the warrants of $34,904 was determined using the Black-Scholes option pricing model and the following assumptions: term of 5 years, a risk free interest rate of 3.5%, a dividend yield of 0% and volatility of 223%. The face amount of the bridge loan of $50,000 was proportionately allocated to the bridge loan and the warrants in the amount of $29,445 and $20,555, respectively. The amount allocated to the warrants of $20,555 was recorded as a discount on the bridge loan and as additional paid-in capital. The value of the bridge loan was then allocated between the bridge loan and the preferential conversion feature, which amounted to $8,890 and $20,555, respectively. The amount allocated to the preferential conversion feature of $20,555 was recorded as a discount on the bridge loan and as additional paid-in capital. The discounts on the bridge loan were amortized over the six month term of the loan. For the year ended December 31, 2002, $41,110 was amortized to interest expense.

         In 2003, $1,400,000 of these bridge loans described above and $259,849 of related accrued interest were converted into 789,938 shares of the Company's common stock.


NOTE 7 - STOCKHOLDERS' EQUITY

         Preferred Stock of uWink - DE
         -----------------------------

         The Company has authorized 10,000,000 shares of $0.0001 par value Preferred Stock, of which 3,000,000 shares are designated as Series A Convertible Preferred Stock ("Series A") and 3,000,000 shares are designated as Series B Convertible Preferred Stock ("Series B").

         In the event of voluntary or involuntary liquidation, dissolution or winding-up of the Company, the Series A stockholders will be entitled to a distribution of $1.00 per shares. The Series A can be converted into shares of common stock on a one-for-one basis at the option of the holder, but will automatically be converted to common stock upon the consummation of an initial public offering of securities of the Company under the Securities Act of 1933, as amended.

         In the event of voluntary or involuntary liquidation, dissolution or winding-up of the Company, the Series B stockholders will be entitled to a distribution of $2.00 per shares. The Series B can be converted into shares of common stock on a one-for-one basis at the option of the holder, but will automatically be converted to common stock upon the consummation of an initial public offering of securities of the Company under the Securities Act of 1933, as amended.

         On June 10, 2001, in connection with the issuance of 247,500 shares of Series B, the Company issued 78,419 warrants to purchase shares of the Company's common stock for $6.31 per share. In accordance with EITF 00-27, the Company first determined the value of the Series B and the fair value of the detachable warrants issued in connection with the Series B. The estimated value of the warrants of $357,936 was determined using the Black-Scholes option pricing model and the following assumptions: term of 3 years, a risk free interest rate of 3.5%, a dividend yield of 0% and volatility of 196%. The amount raised through the issuance of the Series B of $495,000 was proportionately allocated to the Series B and the warrants in the amount of $287,272 and $207,728, respectively. The amount allocated to the warrants of $207,728 was recorded as a discount on the Series B and amortized directly to retained earnings over the three year life of the warrants. The carrying amount of the Series B was then allocated between the Series B and the preferential conversion feature, which amounted to $79,544 and $207,728, respectively. The amount allocated to the preferential conversion feature of $207,728 was recorded as a discount on Series B and amortized over three years directly to retained earnings. The amortization of these Series B discounts for the years ended December 31, 2003 and 2002 amounted to $199,768 and $138,358, respectively.

         Common Stock
         ------------

         During the year ended December 31, 2002, the Company:

                  o issued 30,984 shares of common stock in exchange for $73,341 of accounts payable. The price of the common stock used to calculate the number of shares to issue in this exchange was $2.37 per shares which was the price negotiated with the vendors; and

                  o issued 193,276 shares of common stock in exchange for services valued at $305,000. The price of the common stock to calculate the number of shares to issue in this exchange for services was $1.58 per shares which represented the price of the Company's stock based on recent private placement offerings.

         During the year ended December 31, 2003, the Company:

                  o issued 789,938 shares of common stock in exchange for $1,400,000 of bridge loans and $259,849 of related accrued interest. The price of the common stock to calculate the number of shares to issue was based on the price established in the respective bridge loan agreements;

                  o issued 380,215 shares of common stock in exchange for $600,000 of an advance from a related party. The price of the common stock to calculate the number of shares of $1.58 was to issue was based on the price negotiated with the lender and approximates the fair value of the Company's stock;

                  o sold 1,930,730 shares of common stock for cash in private placement offerings for gross proceeds of $3,727,756. The Company paid $455,002 in offering costs to the placement agent. In addition, the Company issued to the placement agent 161,394 warrants to purchase shares of the Company's common stock for $2.00 per share;

                  o issued 365,107 shares of common stock in exchange for accrued payroll of $862,179;

                  o exchanged 2,950,000 and 2,131,395 shares of Series A and Series B preferred stock for 1,610,122 shares of common stock; and

                  o issued 709,193 shares in connection with the transaction with Prologue.


NOTE 8 - STOCK OPTIONS AND WARRANTS

         Stock Options
         -------------

         In 2000, the Company's Board of Directors approved the Stock Option Plan (the "Plan"). The Plan provides for the grant of incentive and non-qualified stock options to certain employees, officers, directors, consultants, and agents of the Company. Under the Plan, the Company may grant options with respect to shares of common stock to be granted at not less than fair market value. Options granted under the Plan, generally vest in equal annual installments over three years and may be exercised for a period of one to 10 years as determined by the Board of Directors.

         Transactions under the Plans during the years ended December 31, 2002 and 2003 are summarized as follows:

         The following table summarizes the options outstanding:

                                                                                   Weighted
                                                                    Stock          Average
                                                                    Option         Exercise
                                                                     Plan           Price
                                                                 ------------    ------------

                   Balance, December 31, 2001                        522,954     $      3.53
                       Granted                                       597,571     $      0.79
                       Canceled                                     (326,193)    $      3.53
                                                                 ------------
                   Balance, December 31, 2002                        794,332     $      1.48
                       Granted                                            --     $        --
                       Canceled                                     (180,919)    $      3.22
                                                                 ------------
                   Balance, December 31, 2003                        613,413     $      0.98
                                                                 ============

                   Exercisable at December 31, 2003                  326,222     $      1.45
                                                                 ============

         The weighted average remaining contractual life of options outstanding issued under the Plan is 8.34 year at December 31, 2003. The exercise price for the options outstanding under the Plan at December 31, 2002 ranged from $0.32 to $6.31.

         For options granted during the year ended December 31, 2002 where the exercise price equaled the stock price at the date of the grant, the weighted-average fair value of such options was $2.34 and the weighted-average exercise price of such options was $2.37. For options granted during the year ended December 31, 2002 where the exercise price was less than the stock price at the date of the grant, the weighted-average fair value of such options was $1.58 and the weighted-average exercise price of such options was $0.32. The Company recognized an expense of $193,333 and $46,027 for the years ended December 31, 2003 and 2002, respectively, related to these options that were granted where the exercise price was less than the stock price at the date of grant. No options were granted during the year ended December 31, 2002 where the exercise price was greater than the stock price at the date of grant. There were no options granted during the year ended December 31, 2003.

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of employee stock options.

         Warrants
         --------

         The Company has issued warrants to consultants and finders for services rendered and in connection with raising capital. The following table summarizes the warrants outstanding:

                                                                                    Weighted
                                                                                    Average
                                                                                    Exercise
                                                                    Warrants         Price
                                                                 -------------    ------------

                   Balance, December 31, 2001                         335,404     $      5.78
                       Granted                                        306,285     $      2.21
                                                                 -------------
                   Balance, December 31, 2002                         641,689     $      4.07
                       Granted                                        240,606     $      1.36
                       Canceled                                       (39,606)    $      4.92
                                                                 -------------
                   Balance, December 31, 2003                         842,689     $      3.25
                                                                 =============

                   Exercisable at December 31, 2003                   842,689     $      3.25
                                                                 =============

         The fair value for these warrants was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2003 and 2002: risk-free interest rate of 3.5% and 3.5 %; dividend yields of 0% and 0%; volatility factors of the expected market price of the Company's common stock of 223% and 223%; and a weighted average expected life of the option of 10 and 5 years, respectively.

         The weighted average remaining contractual life of warrants outstanding is 4.24 years at December 31, 2003. The exercise price for the warrants outstanding at December 31, 2003 ranged from $0.03 to $6.31. During the year ended December 31, 2002, the Company recognized an expense of $91,429 related to the issuance of 225,000 warrants for services.

NOTE 9 - INCOME TAXES

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 2003 are as follows:

                  Deferred tax assets:
                        Federal net operating loss                                      $   4,997,000
                        State net operating loss                                              444,000
                        Equity instruments issued for compensation/services                   503,000
                        Accounts receivable reserves                                           20,000
                                                                                        --------------
                                                                                            5,964,000
                  Total deferred tax assets
                        Less valuation allowance                                           (5,964,000)
                                                                                        --------------

                                                                                        $          --
                                                                                        ==============

         During the year ended December 31, 2003, the valuation allowance increased by $540,000.

         At December 31, 2003, the Company had federal and state net operating loss ("NOL") carryforwards of approximately $14,787,000 and $7,404,000, respectively. Federal NOLs could, if unused, expire in varying amounts in the years 2015 through 2018. State NOLs, if unused, could expire in varying amounts from 2005 through 2008.

         The reconciliation of the effective income tax rate to the federal statutory rate for the years ended December 31, 2002 and 2001 is as follows:

                                                                             2003               2002
                                                                         -----------        -----------
                           Federal income tax rate                          (34.0%)           (34.0%)
                           State tax, net of federal benefit                 (6.0%)            (6.0%)
                           Non-deductible items                               4.8%              0.5%
                           Reserves for accounts receivable
                              and inventory                                  (2.9%)             1.9%
                           Equity instruments issued for
                              Compensation/services                          21.4%              4.4%
                           Increase in valuation allowance                   16.7%             33.2%
                                                                         -----------        -----------
                           Effective income tax rate                          0.0%              0.0%
                                                                         ===========        ===========

         Utilization of the net operating loss and tax credit carryforwards is subject to significant limitations imposed by the change in control under I.R.C. 382, limiting its annual utilization to the value of the Company at the date of change in control times the federal discount rate. A significant portion of the NOL may expire before it can be utilized. See Notes 7 and 11.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

         Other Litigation
         ----------------

         In the ordinary course of business, the Company is generally subject to claims, complaints, and legal actions. At December 31, 2003, management believes that the Company is not a party to any action which would have a material impact on its financial condition, operations, or cash flows.

         Leases
         ------

         The Company leases a 10,000 square foot office building in Los Angeles, California under an operating lease agreement that expires in January 2005. The lease provides for current monthly lease payments of $10,000.

         Future minimum lease payments applicable to non-cancelable operating leases as of December 31, 2003, are as follows:

                                                                   Operating
                                                                     Leases
                                                                --------------
                   Year ending December 31,
                        2004                                    $     120,000
                        2005                                           10,000
                                                                --------------

                   Net Minimum Lease Payments                   $     130,000
                                                                ==============

         The Company incurred rent expense of $85,110 and $88,593 for the years ended December 31, 2003 and 2002, respectively.


NOTE 11 - SUBSEQUENT EVENTS

         Subsequent to December 31, 2003, the Company has sold an additional 713,025 shares of its common stock through a private placement offering for gross proceeds of $1,426,050. In addition, the Company has converted $108,710 of accrued payroll and related benefits into 48,584 shares of common stock.

                                        UWINK, INC. AND SUBSIDIARY

                                        CONSOLIDATED BALANCE SHEET


                                                                             June 30,        December 31,
                                                                               2004              2003
                                                                          -------------     -------------
                                                                           (unaudited)
                               ASSETS

CURRENT ASSETS
     Cash and cash equivalents                                            $    209,060      $  1,156,170
     Account receivable, net of allowance for doubtful accounts of $0          224,246           132,157
     Inventory, net of obsolescence reserve of $100,000                        441,299           179,136
     Prepaid expenses and other current assets                                 291,073            41,530

                                                                          -------------     -------------
TOTAL CURRENT ASSETS                                                         1,165,678         1,508,993

PROPERTY AND EQUIPMENT, net of accumulated
     depreciation of $374,497                                                  165,868           134,332
CAPITALIZED SOFTWARE DEVELOPMENT COSTS, net of
     accumulated amortization of $769,443                                       11,167            46,777

                                                                          -------------     -------------
TOTAL ASSETS                                                              $  1,342,713      $  1,690,102
                                                                          =============     =============


                LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts payable                                                     $    701,913      $    796,807
     Accrued expenses                                                          331,428            68,615
     Accrued payroll and related benefits                                       96,140           252,688
     Unearned revenue                                                               --           159,722
     Due to related parties                                                     57,412            57,412
     Convertible note payable, net of duscount of $46,106                           --            78,894
     Bridge loans payable                                                      150,000           150,000

                                                                          -------------     -------------
TOTAL CURRENT LIABILITIES                                                    1,336,893         1,564,138
                                                                          -------------     -------------

STOCKHOLDERS' EQUITY
     Common stock, $0.001 par value; 50,000,000 shares
       authorized; 9,784,826 and 8,444,049 shares issued
       and outstanding, respectively                                             9,785             8,444
     Additional paid-in capital                                             19,069,077        16,888,831
     Accumulated deficit                                                   (19,073,042)      (16,771,311)

                                                                          -------------     -------------
TOTAL STOCKHOLDERS' EQUITY                                                       5,820           125,964
                                                                          -------------     -------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $  1,342,713      $  1,690,102
                                                                          =============     =============

         The accompanying notes are an integral part of these consolidated financial statements.

                                                  F-25

                                              UWINK, INC. AND SUBSIDIARY

                                        CONSOLIDATED STATEMENTS OF OPERATIONS


                                                            THREE MONTHS ENDED                SIX MONTHS ENDED
                                                      -----------------------------     -----------------------------
                                                        JUNE 30,         JUNE 30,         JUNE 30,         JUNE 30,
                                                          2004             2003             2004             2003
                                                      ------------     ------------     ------------     ------------
                                                       (unaudited)      (unaudited)      (unaudited)      (unaudited)
NET SALES                                             $   289,555      $   164,912      $   625,238      $   233,549

COST OF SALES                                             546,894           (9,892)         770,590           (6,170)

                                                      ------------     ------------     ------------     ------------
GROSS PROFIT                                             (257,339)         174,804         (145,352)         239,719
                                                      ------------     ------------     ------------     ------------

OPERATING EXPENSES
     Selling, general and administrative expenses       1,215,427           97,442        1,994,271          219,485
     Research and development                             166,877           45,402          316,831           69,053

                                                      ------------     ------------     ------------     ------------
TOTAL OPERATING EXPENSES                                1,382,304          142,844        2,311,102          288,538
                                                      ------------     ------------     ------------     ------------

LOSS FROM OPERATIONS                                   (1,639,643)          31,960       (2,456,454)         (48,819)
                                                      ------------     ------------     ------------     ------------

OTHER INCOME (EXPENSE)
     Other income                                             346             (250)             475              286
     Debt discount expense                               (138,719)              --         (138,719)               0
     Gain on settlement of debt                           198,278               --          340,951            4,059
     Interest expense                                      (8,452)            (203)         (47,984)          (2,707)

                                                      ------------     ------------     ------------     ------------
TOTAL OTHER INCOME (EXPENSE)                               51,453             (453)         154,723            1,638
                                                      ------------     ------------     ------------     ------------

LOSS BEFORE PROVISION FOR INCOME TAXES                 (1,588,190)          31,507       (2,301,731)         (47,181)

PROVISION FOR INCOME TAXES                                     --               --               --               --
                                                      ------------     ------------     ------------     ------------

NET LOSS                                               (1,588,190)          31,507       (2,301,731)         (47,181)

AMORTIZATION OF PREFERRED STOCK DISCOUNTS                      --               --               --               --

                                                      ------------     ------------     ------------     ------------
NET LOSS ATTRIBUTED TO COMMON STOCKHOLDERS            $(1,588,190)     $    31,507       (2,301,731)     $   (47,181)
                                                      ============     ============     ============     ============

NET LOSS PER COMMON SHARE - BASIC AND DILUTED         $     (0.18)     $      0.01            (0.25)     $     (0.02)
                                                      ============     ============     ============     ============

WEIGHTED AVERAGE COMMON SHARES
     OUTSTANDING - BASIC AND DILUTED                    8,884,975        2,929,823        9,258,429        2,929,823
                                                      ============     ============     ============     ============

               The accompanying notes are an integral part of these consolidated financial statements.

                                                        F-26

                                      UWINK, INC. AND SUBSIDIARY

                                 CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                SIX MONTHS ENDED
                                                                         -----------------------------
                                                                           JUNE 30,          JUNE 30,
                                                                             2004              2003
                                                                         ------------     ------------
                                                                          (unaudited)      (unaudited)
CASH FLOW FROM OPERATING ACTIVITIES:
    Net loss                                                             $(2,301,731)     $   (47,181)
    Adjustment to reconcile net loss to net cash
      used in operating activities:
        Amortization of debt discount on convertible note payable            138,719               --
        Amortization of options issued below market price                     96,666               --
        Depreciation and amortization expense                                 81,261               --
    Changes in operating assets and liabilities:
      Accounts receivable                                                    (92,089)          21,779
      Inventory                                                             (262,163)           1,868
      Deposits                                                              (218,400)              --
      Prepaid expenses and other current assets                              (31,193)         (71,435)
      Accounts payable                                                        94,894         (160,583)
      Accrued expenses                                                        68,865             (606)
      Accrued payroll and related benefits                                   156,548         (286,007)
      Unearned revenue                                                       (34,722)              --

                                                                         ------------     ------------
Net cash used in operating activities                                     (2,303,345)        (542,165)
                                                                         ------------     ------------

CASH FLOW FROM INVESTING ACTIVITIES:
    Payment for property and equipment                                       (77,186)            (986)

                                                                         ------------     ------------
Net cash used in investing activities                                        (77,186)            (986)
                                                                         ------------     ------------

CASH FLOW FROM FINANCING ACTIVITIES:
    Debt repayment                                                                --         (380,000)
    Proceeds from advances from related parties                                   --          125,000
    Proceeds from issuance of common stock                                 1,734,989          820,000
    Payment of offering costs                                               (301,568)              --

                                                                         ------------     ------------
Net cash provided by financing activities                                  1,433,421          565,000
                                                                         ------------     ------------

NET INCREASE (DECREASE) IN CASH AND
    CASH EQUIVALENTS                                                        (947,111)          21,849

CASH AND CASH EQUIVALENTS, Beginning of period                             1,156,170            6,683
                                                                         ------------     ------------

CASH AND CASH EQUIVALENTS, End of period                                 $   209,059      $    28,531
                                                                         ============     ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

    Interest paid                                                        $    47,984      $     2,457
                                                                         ============     ============
    Income taxes paid                                                    $       800      $        --
                                                                         ============     ============

SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING ACTIVITIES

    Conversion of unearned revenue into debt
    into 270,333 shares of common stock                                  $   125,000      $        --
                                                                         ============     ============
    Conversion of debt into 250,000 shares of common stock               $    78,894      $        --
                                                                         ============     ============
    Issuance of common stock for salaries                                $   108,710      $        --
                                                                         ============     ============
    Issuance of common stock for legal and public relations services     $    70,000      $        --
                                                                         ============     ============

        The accompanying notes are an integral part of these consolidated financial statements.

                                                 F-27

                           UWINK, INC. AND SUBSIDIARY

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - BASIS OF PRESENTATION

The unaudited consolidated financial statements have been prepared by uWink, Inc. (the "Company"), pursuant to the rules and regulations of the Securities and Exchange Commission. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes for the year ended December 31, 2003 included elsewhere in this prospectus. The results of the six months ended June 30, 2004 are not necessarily indicative of the results to be expected for the full year ending December 31, 2004.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has incurred a net loss of $2,301,731 for the six months ended June 30, 2004 and as of June 30, 2004, the Company had an accumulated deficit of $19,073,042. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company will need additional working capital to fund its expanding operations over the next 12 months. The Company believes that it will need at least an additional $2 million of working capital to fund the projected demand for its Snap! and Bear Shop products and, if necessary, to finance future losses from operations as it endeavors to build revenue. The Company plans to obtain the additional working capital through the private placement sale of its equity securities. As of the date of this report, there are no commitments for the sale of the Company's securities nor can there be any assurance that such funds will be available on commercially reasonable terms, if at all. Should the Company be unable to raise additional funds, its ability to finance its continued growth will be materially adversely affected.

Stock Options
-------------

The Company has adopted only the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." It applies Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its Stock Option Plan and does not recognize compensation expense for its Stock Option Plan other than for restricted stock and options issued to outside third parties. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under the Stock Option Plan consistent with the methodology prescribed by SFAS No. 123, the Company's net loss and loss per share would be reduced to the pro forma amounts indicated below for the six months ended June 30, 2004 and 2003:

                                                         2004           2003
                                                     ------------   ------------
         Net loss
           As reported                               $(2,301,731)   $   (47,181)
           Compensation recognized under APB 25           96,666         48,333
           Compensation recognized under SFAS 123       (140,775)       (85,487)
                                                     ------------   ------------
                      Pro forma                      $(2,345,840)   $   (84,335)
                                                     ===========    ===========

         Basic and diluted loss per common share
           As reported                               $     (0.25)   $     (0.02)
           Pro forma                                 $     (0.26)   $     (0.10)

This option valuation model requires input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of fair value of its employee stock options.

For purposes of computing the pro forma disclosures required by SFAS No. 123, the fair value for these options was estimated at the date of grant in 2002 using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 3.5%; dividend yields of 0%; volatility factors of the expected market price of the Company's common stock of 223%; and a weighted average expected life of the option of 10 years, respectively. There were no options granted in 2003 or in the first six months of 2004.

NOTE 2 - LOSS PER SHARE

The Company reports (loss) per share in accordance with SFAS No. 128, "Earnings per Share." Basic (loss) per share is computed by dividing (loss) available to common shareholders by the weighted average number of common shares available. Diluted (loss) per share is computed similar to basic (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted (loss) per share has not been presented since the effect of the assumed conversion of options and warrants to purchase common shares would have an anti-dilutive effect. The following potential common shares have been excluded from the computation of diluted net (loss) per share for the six months ended June 30, 2004 and 2003 because the effect would have been anti-dilutive:

                                                                                  2004               2003
                                                                             --------------    --------------
                  Shares to be issued upon conversion of preferred stock                --         1,610,018
                  Shares to be issued upon conversion of bridge loans/
                     Convertible notes                                              85,714           517,515
                  Stock options issued to employees                                566,521           566,521
                  Stock options issued to consultants and others                    46,892            46,892
                  Warrants issued to consultants and finders                       119,610           137,036
                  Warrants issued for financing                                    737,077           504,653
                                                                             --------------    --------------
                                                                                 1,555,814         3,382,635
                                                                             ==============    ==============


NOTE 3 - INVENTORY

Inventory at June 30, 2004, consists of the following:


                  Raw materials                                     $   276,887
                  Work in process                                        26,217
                  Finished goods                                        238,195
                                                                    ------------
                                                                        541,299
                  Less allowance for obsolete inventory                (100,000)
                                                                    ------------
                                                                    $   441,299
                                                                    ============

NOTE 4 - PROPERTY AND EQUIPMENT


Property and equipment at June 30, 2004, consists of the following:

                  Computer equipment                                $   237,565
                  Office furniture and equipment                         17,926
                  Leasehold improvements                                 84,849
                  Machinery and equipment                               200,025
                                                                    ------------
                                                                        540,365
                  Less accumulated depreciation and amortization       (374,497)
                                                                    ------------

                                                                    $   165,868
                                                                    ============

NOTE 5 - EQUITY

During the six months ended June 30, 2004, the Company:

         o sold 896,044 shares of common stock for cash in private placement offerings for gross proceeds of $1,734,989. The Company paid $301,568, issued 43,850 shares of the Company's common stock and issued 245,000 warrants to purchase the Company's common stock at an exercise price of $2.00 per share in payment for services related to the sales of the Company's securities. The compensation paid to Falcon Capital was treated in accordance with generally accepted accounting principles as a reduction to shareholders' equity. The issuances to Falcon Capital were made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act;

         o issued 48,584 shares of common stock in exchange for the cancellation of accrued payroll of $108,710;

         o issued 30,000 shares of common stock to CCRI, Inc. in exchange for investor relation services valued at $60,000 rendered on behalf of the Company;

         o issued 5,000 shares of common stock to Jaffoni & Collins for public relations services valued at $10,000 rendered on behalf of the Company.


NOTE 6 - RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In December 2003, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition." SAB 104 supersedes SAB 101, "Revenue Recognition in Financial Statements." SAB 104's primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." Additionally, SAB 104 rescinds the SEC's Revenue Recognition in Financial Statements Frequently Asked Questions and Answers ("the FAQ") issued with SAB 101 that had been codified in SEC Topic 13, Revenue Recognition. Selected portions of the FAQ have been incorporated into SAB 104. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104, which was effective upon issuance. The adoption of SAB 104 did not impact the consolidated financial statements.


NOTE 7 - SUBSEQUENT EVENTS

In July 2004, the Company authorized the issuance of 874,000 options to purchase shares of its common stock to certain employees under the terms of the Company's 2004 Stock Incentive Plan.

In July 2004, the Company issued 50,000 shares of its common stock to New Capital Advisors, a financial services consultancy for services rendered on behalf of the Company.

In July 2004, the Company issued 10,000 shares of its common stock to an employee in exchange for services rendered on behalf of the Company.

In July and August 2004, the Company sold 471,032 shares of its common stock for gross proceeds of $824,307.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Utah law and our bylaws provide that uWink shall, under certain circumstances and subject to certain limitations, indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. Any such person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding, which includes a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding.

         We also maintain a directors and officers insurance policy pursuant to which our directors and officers are insured against liability for certain actions in their capacity as officers and directors.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth estimated expenses we expect to incur in connection with the resale of the shares being registered. All such expenses are estimated except for the SEC registration fee.

         SEC registration fee...........................................$ 1,427

         Printing expenses..............................................$ 5,000

         Fees and expenses of counsel for the Company...................$25,000

         Fees and expenses of accountants for Company...................$20,000

         Miscellaneous..................................................$10,000
                                                                        --------
              *Total....................................................$61,427
                                                                        ========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         Between June and August, 2004, we sold 849,290 "units" at a purchase price of $1.75 per unit, resulting in gross proceeds of $1,486,256. Falcon Capital acted as a placement agent for this offering and received sales commmissions of $193,213. Each unit consists of one share of our common stock and a warrant to purchase one share of our common stock at an exercise price of $3.50 per share. These issuances were made pursuant to Regulation S under the Securities Act of 1933, as amended (the "Securities Act"). Accordingly, the stock was sold only to persons who are not U.S. Persons (as defined in Regulation S) and were not sold in the United States.

         During June 2004, we issued: (i) 30,000 shares of common stock to CCRI, Inc. in exchange for investor relation services rendered at a value of $60,000;
(ii) 5,000 shares of common stock to Jaffoni & Collins for public relations services rendered at a value of $10,000; and (iii) 10,000 shares of common stock to certain directors for services rendered. These issuances were made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

         During July of 2004, we issued: (i) 10,000 shares of common stock to New Capital Advisors, Inc. in exchange for financial services valued at $25,000 rendered on behalf of the Company; (ii) 10,000 shares of common stock to an employee in exchange for services rendered on behalf of the company in prior years valued at $25,000.

         Between October 2030 and February 2004, we sold 2,333,409 shares of common stock for gross proceeds of $4,666,818. Falcon Capital acted as a placement agent for this offering and received sales commission of $190,865 and a warrant to purchase 71,952 shares of our common stock. These issuances were made only to "accredited investors" pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D.

         On November 15, 2002, uWink California entered into agreements with its employees allowing them to convert their accrued compensation into equity (collectively, the "Employee Notes"). We assumed the Employee Notes in connection with our acquisition of uWink California. During the three months ended March 31, 2004, we issued 48,584 shares of common stock in exchange for accrued compensation of $108,710 pursuant to the terms and conditions set forth in the Employee Notes. These issuances were made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D.

         On November 19, 2003, our board of directors approved the Securities Purchase Agreement and Plan of Reorganization whereby we agreed to issue one share of our common stock to each uWink California stockholder for every 3.15611 shares of uWink California common stock transferred to us by such stockholder. As of December 31, 2003, we had authorized the issuance of 5,879,454 shares of our common stock to the former uWink California stockholders. This offering was made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D.

         In November, 2003, we issued an aggregate of 429,193 shares of our common stock to 8 parties in consideration of services rendered to us in connection with our acquisition of uWink California. Our board of directors also authorized the issuance of 30,000 shares of our common stock to Keating Reverse Merger Fund, LLC, for an aggregate purchase price of $45,000 ($1.50 per share). These offerings were made only to" accredited investors" pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933 (the "Securities Act") and Rule 506 of Regulation D.

ITEM 27.  EXHIBITS.

3.1 Articles of Incorporation of uWink, Inc. (formerly known as Prologue) incorporated by reference to Exhibit 3.1 of our Annual Report on Form 10-KSB filed on April 14, 2004.

3.2 Articles of Amendment of uWink, Inc. (formerly known as Prologue) incorporated by reference to Exhibit 3.2 of our Annual Report on Form 10-KSB filed on April 14, 2004.

3.3 Amended and Restated Bylaws of uWink, Inc., incorporated by reference to Exhibit 3.1 of our Quarterly Report on Form 10-QSB filed on August 16, 2004.

5.1      Opinion of Preston Gates & Ellis LLP

10.1     uWink, Inc. 2004 Stock Incentive Plan

21.1 Subsidiaries of uWink, Inc. incorporated by reference to Exhibit 21.1 of our Annual Report on Form 10-KSB filed on April 14, 2004.

23.1     Consent of Preston Gates & Ellis, LLP (included in Exhibit 5.1).

23.2     Consent of Stonefield Josephson

ITEM 28.  UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California on September 17, 2004.

                                  UWINK, INC.


                                  By: /S/ NOLAN K. BUSHNELL
                                      ------------------------------------------
                                      Nolan K. Bushnell, Chief Executive Officer


         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signatures                               Title                                  Date
----------                               -----                                  ----
   /S/ NOLAN K. BUSHNELL                 Chief Executive Officer, President     September 17, 2004
------------------------------------     and Director
       Nolan K. Bushnell


   /S/ LAWRENCE C. EARLY                 Chief Financial Officer                September 17, 2004
------------------------------------
       Lawrence C. Early


   /S/ BRUCE P. KELLY                    Director                               September 17, 2004
-------------------------------------
       Bruce P. Kelly


   /S/ PETER J. SPRAGUE                  Director                               September 17, 2004
-------------------------------------
       Peter J. Sprague


   /S/ NIMISH PATEL                      Director                               September 17, 2004
-------------------------------------
       Nimish Patel


   /S/ KEVIN MCLEOD                      Director                               September 17, 2004
-------------------------------------
       Kevin McLeod


                                               II-4

                                INDEX TO EXHIBITS

No.   Item                                        Method of Filing
---   -----                                       ----------------
5.1   Opinion of Preston Gates & Ellis LLP        Filed herewith electronically.
10.1  uWink, Inc. 2004 Stock Incentive Plan       Filed herewith electronically.
23.1  Consent of Preston Gates & Ellis LLP        Included in Exhibit 5.1
23.2  Consent of Stonefield Josephson, Inc.       Filed herewith electronically.